    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 1, 1999



                                                                FILE NO. 0-25135

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                         PRE-EFFECTIVE AMENDMENT NO. 2

                                       TO

                                    FORM 10

                            ------------------------

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
    PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

                            ------------------------

                                REDDING BANCORP
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 CALIFORNIA                                     94-2823865
       (STATE OR OTHER JURISDICTION OF             (I.R.S. EMPLOYER IDENTIFICATION NO.)
       INCORPORATION OR ORGANIZATION)

                             1951 CHURN CREEK ROAD
                           REDDING, CALIFORNIA 96002
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (530) 224-3333

                            ------------------------

          SECURITIES TO BE REGISTERED UNDER SECTION 12(b) OF THE ACT:

 TITLE OF EACH CLASS   NAME OF EACH EXCHANGE ON WHICH
 TO BE SO REGISTERED   EACH CLASS IS TO BE REGISTERED

        NONE                        NONE

          SECURITIES TO BE REGISTERED UNDER SECTION 12(g) OF THE ACT:

                      COMMON STOCK, NO PAR VALUE PER SHARE
                                (TITLE OF CLASS)

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                                TABLE OF CONTENTS

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                                                                         Page
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
   ITEM 1.   BUSINESS....................................................  1
   ITEM 2.   FINANCIAL INFORMATION....................................... 21
   ITEM 3.   PROPERTIES.................................................. 41
   ITEM 4.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
             AND MANAGEMENT.............................................. 42
   ITEM 5.   DIRECTORS AND EXECUTIVE OFFICERS............................ 43
   ITEM 6.   EXECUTIVE COMPENSATION...................................... 45
   ITEM 7.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............. 49
   ITEM 8.   LEGAL PROCEEDINGS........................................... 49
   ITEM 9.   MARKET PRICE OF AND DIVIDENDS ON THE
             REGISTRANT'S COMMON EQUITY AND RELATED
             STOCKHOLDER MATTERS......................................... 49
   ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES..................... 51
   ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE
             REGISTERED.................................................. 51
   ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS................... 52
   ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA................. 53
   ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
             ON ACCOUNTING AND FINANCIAL DISCLOSURE...................... 90
   ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS........................... 90

SIGNATURES............................................................... 91



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ITEM 1.           BUSINESS


         This Registration Statement includes forward-looking statements within the meaning of the Securities Exchange Act of 1934 (the "Exchange Act"). These statements are based on management's beliefs and assumptions, and on information currently available to management. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company set forth under the heading "Financial Information-Management's Discussion and Analysis of Financial Condition and Results of Operations." Forward-looking statements also include statements in which words such as "expect," "anticipate," "intend," "plan," "believe," "estimate," "consider" or similar expressions are used.


         Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions, including the risks discussed under the heading "Business-Risk Factors and Investment Considerations" and elsewhere in this Registration Statement. The Company's future results and shareholder values may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values, including those discussed under the heading "Business-Risk Factors and Investment Considerations," are beyond the Company's ability to control or predict. Investors are cautioned not to put undue reliance on any forward-looking statements. In addition, the Company does not have any intention or obligation to update forward-looking statements after the effectiveness of this Registration Statement, even if new information, future events or other circumstances have made them incorrect or misleading.

         Except as specifically noted herein (i) all references to the "Company" refer to Redding Bancorp, a California corporation, and its consolidated subsidiaries and (ii) all information herein has been adjusted to give effect to a three-for-one stock split effected by the Company in July 1998.

GENERAL

         Redding Bancorp (the "Company") is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and was incorporated in California on January 21, 1982, for the purpose of organizing, as a wholly owned subsidiary, Redding Bank of Commerce (the "Bank"). As a bank holding company, the Company is subject to the BHCA and to supervision by the Board of Governors of the Federal Reserve System (the "Federal Reserve"). The Company's principal business is to serve as a holding company for the Bank and Redding Service Corporation, a California corporation formed in 1993 for the purpose of processing trust deeds, and for other banking or banking-related subsidiaries which the Company may establish or acquire. The Company's principal source of income is dividends from its subsidiaries. The Company conducts its business operations at the offices of the Bank located at 1951 Churn Creek Road, Redding, California 96002. The Company conducts all of its business operations within a single geographic area and within a single industry segment.

         The Bank was incorporated as a California banking corporation on November 25, 1981, and received its certificate of authority to begin banking operations on October 22, 1982. The Bank operates two full service branches and two loan production offices. The Company established its first full service branch at 1177 Placer Street, Redding, California, and opened for business on October 22, 1982. On November 1, 1988, the Bank received a certificate of authority to establish



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and maintain a loan production office in Citrus Heights, California. On
September 1, 1998, the Company relocated the loan production office to 2400 Professional Drive in Roseville, California. On March 1, 1994, the Bank received a certificate of authority to open a second full service branch at 1951 Churn Creek Road in Redding, California. On June 29, 1995, the Bank received a certificate of authority to open a second loan production office at 676 East First Avenue in Chico, California. The Bank established an interactive marketing website on July 31, 1998, at http://www.reddingbankofcommerce.com for the purpose of making information about the Bank's products and services publicly available.

         The Bank is principally supervised and regulated by the California Department of Financial Institutions ("DFI") and the Federal Deposit Insurance Corporation ("FDIC"), and conducts a general commercial banking business in the counties of Butte, El Dorado, Placer, Shasta, and Sacramento, California. The Company considers Shasta County, California to be the Bank's major market area. The services offered by the Bank include those traditionally offered by commercial banks of similar size and character in California, such as checking, interest-bearing checking ("NOW") and savings accounts, money market deposit accounts, commercial, real estate, construction, personal, home improvement, automobile and other installment and term loans, travelers checks, safe deposit boxes, collection services and telephone transfers. The primary focus of the Bank is to provide services to the business and professional community of its major market area, including Small Business Administration loans, and payroll and accounting packages and billing programs. The Bank does not offer trust services or international banking services and does not plan to do so in the near future.

         Most of the Bank's customers are small to medium sized businesses, professionals and other individuals with medium to high net worth, and most of the Bank's deposits are obtained from such customers. The Bank does not accept brokered deposits or deposits outside of its market area. The Bank emphasizes servicing the needs of local businesses and professionals and individuals requiring specialized services. The Bank's business strategy is to focus on its lending activities. The Bank's principal lines of lending are (i) commercial,
(ii) real estate construction and (iii) commercial and residential real estate. The majority of the Bank's loans are direct loans made to individuals and small businesses in the Bank's major market area and are secured by real estate. See "-Risk Factors and Investment Considerations-Dependence on Real Estate." A relatively small portion of the Bank's loan portfolio consists of loans to individuals for personal, family or household purposes. The Bank accepts real estate, listed and unlisted securities, savings and time deposits, automobiles, machinery and equipment as collateral for loans.

         The Bank's commercial loan portfolio consists of a mix of revolving credit facilities and intermediate term loans. The loans are generally made for working capital, asset acquisition and business expansion purposes and are generally secured by a lien on the borrowers' assets. The Bank also makes unsecured loans to borrowers who meet the Bank's underwriting criteria for such loans. The Bank manages its commercial loan portfolio by monitoring its borrowers' payment performance and their respective financial condition and makes periodic and appropriate adjustments, if necessary, to the risk grade assigned to each loan in the portfolio. The primary sources of repayment of the Bank's commercial loans are the borrower's conversion of short-term assets to cash and operating cash flow. The net



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

assets of the borrower or guarantor are usually identified as a secondary source of repayment.

         The principal factors affecting the Bank's risk of loss from commercial lending include each borrower's ability to manage its business affairs and cash flows, local and general economic conditions and real estate values in the Bank's service area. The Bank manages risk through its underwriting criteria, which includes strategies to match the borrower's cash flow to loan repayment terms, and periodic evaluations of the borrower's operations. The Bank's evaluations of its borrowers are facilitated by management's knowledge of local market conditions and periodic reviews by a consultant of the Bank's credit administration policies.

         The Bank's real estate construction loan portfolio consists of a mix of commercial and residential construction loans, which are principally secured by the underlying project. The Bank's real estate construction loans are predominately made for projects which are intended to be owner occupied. The Bank also makes real estate construction loans for speculative projects. The principal sources of repayment of the Bank's construction loans are sale of the underlying collateral or permanent financing provided by the Bank or another lending source.

         The principal risks associated with real estate construction lending include project cost overruns that absorb the borrower's equity in the project and deterioration of real estate values as a result of various factors, including competitive pressures and economic downturns. See "-Risk Factors and Investment Considerations-Lending Risks Associated with Commercial Banking and Construction Activities." The Bank manages its credit risk associated with real estate construction lending by establishing maximum loan-to-value ratios on projects on an as-completed basis, inspecting project status in advance of controlled disbursements and matching maturities with expected completion dates. Generally, the Bank requires a loan-to-value ratio of no more than 80% on single-family residential construction loans.

         The Bank's commercial and residential real estate mortgage loan portfolio consists of loans secured by a variety of commercial and residential real property. The Bank makes real estate mortgage loans for both owner-occupied properties and investor properties. The Bank's underwriting criteria for loans to investors is generally more conservative and such loans constitute a smaller percentage of the Bank's commercial and residential real estate loan portfolio. The principal source of repayment of the Bank's real estate loans is the Borrower's operating cash flow.

         Similar to commercial loans, the principal factors affecting the Bank's risk of loss in real estate mortgage lending include the borrower's ability to manage its business affairs and cash flows, local and general economic conditions and real estate values in the Bank's service area. The Bank manages its credit risk associated with real estate mortgage lending primarily by establishing maximum loan-to-value ratios and using strategies to match the borrower's cash flow to loan repayment terms. Approximately 95% of the Bank's residential real estate mortgage loans are sold in the secondary market.



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

         The Bank's specific underwriting standards and methods for each of its principal lines of lending include industry-accepted analysis and modeling and certain proprietary techniques. The Bank's underwriting criteria is designed to comply with applicable regulatory guidelines, including required loan-to-value ratios. The Bank's credit administration policies contain mandatory lien position and debt service coverage requirements, and the Bank generally requires a guarantee from 20% or more owners of its corporate borrowers.

         In April 1993, the Bank entered into an agreement (the "Merchant Services Agreement") with Cardservice International, Inc. ("CSI"), an independent sales organization ("ISO"), pursuant to which the Bank has agreed to provide credit and debit card processing services for merchants solicited by the ISO who accept credit and debit cards as payment for goods and services. Pursuant to the Merchant Services Agreement, the Bank acts as a clearing bank for CSI, a nonbank merchant credit card processor, and processes credit or debit card transactions into the Visa(R) or MasterCard(R) system for presentment to the card issuer. As a result of the Merchant Services Agreement, the Bank has acquired electronic credit and debit card processing relationships with merchants in various industries on a nationwide basis. Contract deposit relationships with the Bank's merchants and CSI represented approximately 25% of the Bank's capital as of September 30, 1998. The Merchant Services Agreement with CSI was renewed in 1997 for a period of four years, which expires on April 1, 2001, and will automatically renew for additional four year periods unless terminated in advance of the renewal period by CSI or the Bank upon 30 days prior written notice. See "-Risk Factors and Investment Considerations-Ability to Sustain Growth," "--Merchant Processing Services" and "--Chargebacks and Payment Risks Associated with Merchant Processing Services."

         In 1995, the Company established a sales team to market merchant processing services to merchants in its major market area and, as of September 30, 1998, the Bank had 786 merchants in its portfolio. The fee income generated from the Bank's local merchant portfolio is substantially less than that generated from the CSI portfolio because of the lower volume of transactions.

         The fee income from merchant processing services represented approximately 11.1%, 9.3% and 7.5% of the Company's consolidated revenues in 1997, 1996 and 1995, respectively.

RISK FACTORS AND INVESTMENT CONSIDERATIONS

         In addition to the other information in this Registration Statement, investors should consider carefully the following risk factors in evaluating the Company, its subsidiaries and Common Stock.

         LENDING RISKS ASSOCIATED WITH COMMERCIAL BANKING AND CONSTRUCTION ACTIVITIES

         The Bank's business strategy is to focus on commercial and multi-family real estate loans, construction loans and commercial business loans. Loans secured by commercial real estate are generally larger and involve a greater degree of credit and transaction risk than residential mortgage (one to four family) loans. Because payments on loans secured by commercial and multi-family real estate properties are often dependent on successful operation or management of the underlying properties, repayment of such loans may be subject to a greater extent to the then prevailing conditions in the real estate market or the economy. Moreover, real estate construction financing is generally considered to involve a higher degree of credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction or development compared to the estimated cost (including interest) of construction. If the estimate of value proves to be inaccurate, the Bank may be confronted with a project which, when completed, has a value which is insufficient to assure full repayment of the construction loan.

         Although the Bank manages lending risks through its underwriting and credit administration policies, no assurance can be given that such risks would not materialize, in which event the Company's financial condition, results of operations, cash flows and business prospects could be materially adversely affected.

         DEPENDENCE ON REAL ESTATE

         At September 30, 1998, approximately 68% of the Bank's loans were secured by real estate. The value of the Bank's real estate collateral has been, and could in the future continue to be, adversely affected by any economic recession and any resulting adverse impact on the real estate market in Northern California such as that experienced during the early years of this decade.
See "-Economic Conditions and Geographic Concentration."

         The Bank's primary lending focus has historically been real estate mortgage, construction and, to a lesser extent, commercial lending. At September 30, 1998, commercial real estate mortgage and construction loans comprised approximately 40% and 25%, respectively, of the total loans in the Bank's portfolio. At September 30, 1998, all of the Bank's real estate mortgage and construction loans, and approximately 10% of its commercial loans, were secured fully or in part by deeds of trust on underlying real estate. The Bank's dependence on real estate increases the risk of loss in both the Bank's loan portfolio and its holdings of other real estate owned if economic conditions in Northern California deteriorate in the future. Deterioration of the real estate market in Northern California would have a material adverse effect on the Company's business, financial condition and results of operations. See "-Economic Conditions and Geographic Concentration."

         INTEREST RATE RISK

         The income of the Bank depends to a great extent on "interest rate differentials" and the resulting net interest margins (i.e., the difference between the interest rates earned on the Bank's interest-earning assets such as loans and investment securities, and the interest rates paid on the Bank's interest-bearing liabilities such as deposits and borrowings). These rates are highly sensitive to many factors which are beyond the Company's control, including general economic conditions and the policies of various governmental and regulatory agencies, in particular, the Federal Reserve. Because of the Bank's capital position and non-interest-bearing demand deposit accounts, the Bank is asset sensitive. As a result, the Company is generally adversely affected by declining interest rates. In addition, changes in monetary policy, including changes in interest rates, influence the origination of loans, the purchase of investments and the generation of deposits and affect the rates received on loans and investment securities and paid on deposits, which could have a material adverse effect on the



                                       5
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Company's business, financial condition and results of operations. See
"Financial Information-Quantitative and Qualitative Disclosure About Market
Risk."

         MERCHANT PROCESSING SERVICES

         The Bank's fee income from merchant processing services represented approximately 11.1%, 9.3% and 7.5% of the Company's consolidated revenues in 1997, 1996 and 1995, respectively. In addition, contract deposit relationships with the merchants in the Bank's portfolio and CSI represented approximately 25% of the Bank's capital as of September 30, 1998. The Merchant Services Agreement was renewed in 1997 for a period of four years which expires on April 1, 2001, and will automatically renew for additional four year periods unless terminated by CSI or the Bank upon written notice 30 days prior to the expiration of any renewal period. In the event the Merchant Services Agreement is not renewed by the Bank, CSI may transfer the merchants in its portfolio to another financial institution, the result of which would be that the Bank would lose the related deposits. Termination of the Merchant Services Agreement and loss of the related deposits would have a material adverse effect on the Company's financial condition and results of operations. See "Financial Information-Management's Discussion and Analysis of Financial Condition and Results of Operations-Noninterest Income-Merchant Processing Services Income."

         ABILITY TO SUSTAIN GROWTH

         A significant amount of the Company's growth in the recent past is attributable to the fee income received by the Bank in connection with merchant processing services provided pursuant to the Merchant Services Agreement and, to a lesser extent, the Bank's own portfolio of local merchants. The ability of the Bank to increase the level of fee income currently being generated by merchant processing relationships is limited. Under the Visa(R) and MasterCard(R) associations' rules that apply to a bank or other processing firm that acquires a card transaction from a merchant and processes and enters the transaction into the Visa(R) or MasterCard(R) system for presentment to the card issuer (the "Card Association Rules"), fees that can be charged on monthly credit card sales above $93 million are significantly less than the fees that can be charged on monthly credit card sales below $93 million. Further, the Visa(R) bylaws limit the amount of quarterly Visa(R) credit card sales that the Bank may process to four times the Bank's equity capital unless additional collateral is pledged by the Bank. The Company's ability to sustain or increase fee income from merchant processing relationships is also affected by other factors, many of which are beyond the Company's control, such as (i) competition from other banks, ISOs and other nonbank processors, (ii) continuation of the requirement that ISOs and other nonbank processors access the Visa(R) and MasterCard(R) payment system through banks, (iii) the ability to avoid losses through various contractual methods, including indemnification by the ISO, reserve balances controlled by the Bank and insurance and (iv) the ability to continue to grow both locally and nationally. No assurance can be given that the Company will be able to sustain its growth from fee income from merchant processing services. See "Financial Information-Management's Discussion and Analysis of Financial Condition and Results of Operations-Noninterest Income-Merchant Processing Services Income."



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

         CHARGEBACKS AND PAYMENT RISKS ASSOCIATED WITH MERCHANT PROCESSING SERVICES

         The Bank is subject to the Card Association Rules in processing credit and debit card transactions. In the event of certain types of billing disputes between a cardholder and a merchant, the processor of the transaction assists the merchant in investigating and resolving the dispute. If the dispute is not resolved in favor of the merchant, the transaction is "charged back" to the merchant and that amount is credited or otherwise refunded to the cardholder. If the processor is unable to collect such amounts from the merchant's account, and if the merchant refuses or is unable due to bankruptcy or other reasons to reimburse the processor for the chargeback, the processor bears the loss for the amount of the refund paid to the cardholder. Pursuant to the Merchant Services Agreement, CSI has agreed to indemnify the Bank against losses incurred in connection with credit card transactions generated by merchants in CSI's portfolio. In addition, pursuant to the Merchant Services Agreement, CSI is required to maintain a reserve account and a general account with the Bank and has granted the Bank a security interest in such accounts to secure CSI's obligations under the Merchant Services Agreement. The balances required to be maintained by CSI in the reserve account and general account constitute a small percentage of the dollar volume of transactions processed by the Bank each month. In the event that the funds in accounts maintained by CSI are not sufficient to cover chargebacks and refund payments to cardholders and CSI is unable to reimburse the Bank for such deficiencies, the Bank would bear the loss which could have a material adverse effect on the Company's financial condition, results of operations and cash flows. See "Business-General" and "Financial Information-Management's Discussion and Analysis of Financial Condition and Results of Operations-Noninterest Income-Merchant Processing Services Income."

         Chargeback exposure can also result from fraudulent credit card transactions initiated by merchant customers. Examples of merchant fraud include logging fictitious sales transactions and falsification of transaction amounts on actual sales. The Bank conducts a background review of its merchant customers at the time the relationship is established with the merchant. The Bank also can withhold or delay a merchant's daily settlement if fraudulent activity is suspected, thereby mitigating exposure to loss. However, there can be no assurance that the Bank will not experience significant amounts of merchant fraud, which could have a material adverse effect on the Company's business, financial condition and results of operations. The degree of exposure to chargebacks may also be adversely affected by the development of new transaction delivery channels, such as the Internet, which have yet to be fully evaluated.

         The Company is not exposed to card issuer credit losses unassociated with a dispute between the cardholder and the merchant.

         POTENTIAL VOLATILITY OF DEPOSITS

         At September 30, 1998, 22% of the dollar value of the Bank's total deposits was represented by time certificates of deposit in excess of $100,000. As such, these deposits are considered volatile and could be subject to withdrawal. Withdrawal of a material amount of such deposits would adversely impact the Bank's liquidity, profitability, business prospects, results of operations and cash flows.

         DIVIDENDS



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         Because the Company conducts no other significant activity than the management of its investment in the Bank, the Company is dependent on the Bank for income. The ability of the Bank to pay cash dividends in the future depends on the Bank's profitability, growth and capital needs. In addition, the California Financial Code restricts the ability of the Bank to pay dividends. No assurance can be given that the Company or the Bank will pay any dividends in the future or, if paid, such dividends will not be discontinued. See "-Supervision and Regulation-Restrictions on Dividends and Other Distributions."

         COMPETITION

         In California generally, and in the Company's primary market area specifically, major banks dominate the commercial banking industry. By virtue of their larger capital bases, such institutions have substantially greater lending limits than those of the Bank. In obtaining deposits and making loans, the Bank competes with these larger commercial banks and other financial institutions, such as savings and loan associations and credit unions, which offer many services which traditionally were offered only by banks. In addition, the Bank competes with other institutions such as money market funds, brokerage firms, and even retail stores seeking to penetrate the financial services market. During periods of declining interest rates, competitors with lower costs of capital may solicit the Bank's customers to refinance their loans. Furthermore, during periods of economic slowdown or recession, the Bank's borrowers may face financial difficulties and be more receptive to offers from the Bank's competitors to refinance their loans. No assurance can be given that the Bank will be able to compete with these lenders. See "-Competition."

         Competition in the merchant processing industry is intense. The Bank competes with other banks, ISOs and other nonbank processors. Many of these competitors are substantially larger than the Bank. The Bank competes on the basis of price, the availability of products and services, the quality of customer service and support and transaction processing speed. The majority of the Bank's contracts with merchants are cancelable at will or on short notice or provide for renewal at frequent periodic intervals and, as a result, the Bank regularly rebids such contracts. This competition may influence the prices that can be charged by the Bank and require aggressive cost control or increased transaction volume in order to maintain acceptable profit margins. If the Bank is not able to maintain acceptable profit margins, it could be forced to discontinue merchant processing services which would have a material adverse effect on the Company's results of operations and cash flows. Further, because of tightening margins, there has been a trend toward consolidation in the merchant processing industry. Consolidation will enable certain of the Bank's competitors to have access to significant capital, management, marketing and technological resources that are equal to or greater than those of the Bank. No assurance can be given that the Bank or any ISO for which the Bank performs clearing bank services will be able to compete successfully for merchant processing business in the future. See "-Competition."

         GOVERNMENT REGULATION AND LEGISLATION

         The Company and the Bank are subject to extensive state and federal regulation, supervision and legislation which govern almost all aspects of the operations of the Company and the Bank. The business of the Company is particularly susceptible to being affected by the enactment of federal and state legislation which may have the effect of increasing or decreasing the cost of doing business, modifying permissible activities or enhancing the competitive position of



                                       8
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other financial institutions. Such laws are subject to change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance funds and not for the protection of shareholders of the Company. The Company cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on the business and prospects of the Company, but it could be material and adverse. See "-Supervision and Regulation."

         ECONOMIC CONDITIONS AND GEOGRAPHIC CONCENTRATION

         The Company's operations are located and concentrated primarily in Northern California, particularly the counties of Butte, El Dorado, Placer, Shasta and Sacramento, and are likely to remain so for the foreseeable future. At September 30, 1998, approximately 64% of the Bank's loan portfolio consisted of real estate related loans, all of which were related to collateral located in Northern California. The performance of these loans may be adversely affected by changes in California's economic and business conditions. A deterioration in economic conditions could have a material adverse effect on the quality of the Bank's loan portfolio and the demand for its products and services. In addition, during periods of economic slowdown or recession, the Bank may experience a decline in collateral values and an increase in delinquencies and defaults. A decline in collateral values and an increase in delinquencies and defaults increase the possibility and severity of losses. California real estate is also subject to certain natural disasters, such as earthquakes, floods and mud slides, which are typically not covered by the standard hazard insurance policies maintained by borrowers. Uninsured disasters may make it difficult or impossible for borrowers to repay loans made by the Bank. The occurrence of adverse economic conditions or natural disasters in California could have a material adverse effect on the Bank's financial condition, results of operations, cash flows and business prospects.

         RELIANCE ON KEY EMPLOYEES AND OTHERS

         The Company is dependent upon the continued services of its key employees, including Russell L. Duclos, President and Chief Executive Officer, Michael C. Mayer, Executive Vice President and Chief Credit Officer, and Linda
J. Miles, Executive Vice President and Chief Financial Officer. The loss of the services of any such employee, or the failure of the Company to attract and retain other qualified personnel, could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has entered into a three-year employment agreement with Mr. Duclos which expires on June 30, 2000. See "Executive Compensation-Employment Agreements."

         The Company does not maintain any life insurance with respect to any of its officers or directors, except with regard to a nonqualified deferred compensation plan. See "Executive Compensation-Directors Deferred Compensation Plan."

         ADEQUACY OF ALLOWANCE FOR LOAN AND OTHER REAL ESTATE LOSSES

         The Bank's allowance for estimated losses on loans was approximately $3.02 million, or 2.09% of total loans, and 215% of total nonperforming loans at September 30, 1998. Material future additions to the allowance for estimated losses on loans may be necessary if material adverse changes in economic conditions occur and the performance of the Bank's loan portfolio deteriorates. In addition, future additions to the Bank's allowance for losses on other real estate



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owned may also be required in order to reflect changes in the markets for real estate in which the Bank's other real estate owned is located and other factors which may result in adjustments which are necessary to ensure that the Bank's foreclosed assets are carried at the lower of cost or fair value, less estimated costs to dispose of the properties. Moreover, the FDIC and the DFI, as an integral part of their examination process, periodically review the Bank's allowance for estimated losses on loans and the carrying value of its assets. The Bank was most recently examined by the FDIC and the DFI in this regard during the third quarter of 1997. Increases in the provisions for estimated losses on loans and foreclosed assets would adversely affect the Bank's financial condition and results of operations. See "Financial Information-Management's Discussion and Analysis of Financial Condition and Results of Operations-Asset Quality" and "--Allowance for Loan and Lease Losses
(ALLL)."

         CERTAIN OWNERSHIP RESTRICTIONS UNDER CALIFORNIA AND FEDERAL LAW

         Federal law prohibits a person or group of persons "acting in concert" from acquiring "control" of a bank holding company unless the Federal Reserve has been given 60 days prior written notice of such proposed acquisition and within that time period the Federal Reserve has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days, the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve issues written notice of its intent not to disapprove the action. Under a rebuttal presumption established by the Federal Reserve, the acquisition of more than 10% of a class of voting stock of a bank with a class of securities registered under
Section 12 of the Exchange Act (such as the Common Stock), would, under the circumstances set forth in the presumption, constitute the acquisition of control. In addition, any "company" would be required to obtain the approval of the Federal Reserve under the BHCA, before acquiring 25% (5% in the case of an acquiror that is, or is deemed to be, a bank holding company) or more of the outstanding shares of the Company's Common Stock, or such lesser number of shares as constitute control. See "-Supervision and Regulation-Regulation and Supervision of Bank Holding Companies."

         Under the California Financial Code, no person shall, directly or indirectly, acquire control of a California licensed bank or a bank holding company unless the California Commissioner of Financial Institutions (the "Commissioner") has approved such acquisition of control. A person would be deemed to have acquired control of the Company under this state law if such person, directly or indirectly, has the power (i) to vote 25% or more of the voting power of the Company or (ii) to direct or cause the direction of the management and policies of the Company. For purposes of this law, a person who directly or indirectly owns or controls 10% or more of the Common Stock would be presumed to control the Company.

         SHARES ELIGIBLE FOR FUTURE SALE


         As of January 25, 1999, the Company had 2,684,103 shares of Common Stock outstanding, of which approximately 1,957,675 shares are eligible for sale in the public market without restriction. Approximately 726,428 shares are eligible for sale in the public market pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). Future sales of substantial amounts of the Company's Common Stock, or the perception that such sales could occur, could have a material adverse effect on the market price of the Common Stock. In addition, options to acquire up to 16% of the shares of Common Stock at an exercise price equal to not less than 85% of the market value of the Company's Common Stock on the date of grant are reserved for issuance to directors and certain employees of the Company under the Company's 1998 Stock Option Plan. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Company's Common Stock. See "Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters."

         ABSENCE OF PUBLIC MARKET; VOLATILITY IN STOCK PRICE

         There currently is no active trading market for the Company's Common Stock. No assurance can be given that an active public trading market will develop or that, if developed, it will be sustained. As a result of the lack of a trading market, the market price of the Company's Common Stock may experience fluctuations that are unrelated to the operating performance of the Company and the Bank. In particular, the price of the Company's Common Stock may be affected by general market price movements as well as developments specifically related to the financial services sector, including interest rate movements, quarterly variations, or changes in financial estimates by securities analysts and a significant reduction in the price of the stock of another participant in the financial services industry.

         TECHNOLOGY AND COMPUTER SYSTEMS

         Advances and changes in technology can significantly impact the business and operations of the Company. The Bank faces many challenges including the increased demand for providing computer access to bank accounts and the systems to perform banking transactions electronically. The Bank's merchant processing services require the use of advanced computer hardware and software technology and rapidly changing customer and regulatory requirements. The Company's ability to compete depends on its ability to continue to adapt its technology on a timely and cost-effective basis to meet these requirements. In addition, the Bank's business and operations are susceptible to negative impacts from computer system failures, communication and energy disruption and unethical individuals with the technological ability to cause disruptions or failures of the Bank's data processing systems.

         Many computer programs were designed and developed utilizing only two digits in the date field, thereby creating the inability to recognize the year 2000 or years thereafter. This year 2000 issue creates risks for the Bank from unforseen or unanticipated problems in its internal computer systems as well as from computer systems of the Federal Reserve Bank of San Francisco, correspondent banks, customers and vendors. Failures of these systems or untimely corrections could have a material adverse impact on the Bank's ability to conduct its business and results of operations. See "Financial Information-Management's Discussion and Analysis of Financial Condition and Results of Operations-Year 2000."

         ENVIRONMENTAL RISKS

         The Bank, in its ordinary course of business, acquires real property securing loans that are in default, and there is a risk that hazardous substances or waste, contaminants or pollutants could exist on such properties. The Bank may be required to remove or remediate such substances from the affected properties at its expense, and the cost of such removal or remediation may substantially exceed the value of the affected properties or the loans secured by such properties.

Furthermore, the Bank may not have adequate remedies against the prior owners or other responsible parties to recover its costs. Finally, the Bank may find it difficult or impossible to sell the affected properties either prior to or following any such removal. In addition, the Bank may be considered liable for environmental liabilities in connection with its borrowers' properties, if, among other things, it participates in the management of its borrowers' operations. The occurrence of such an event could have a material adverse effect on the Company's business, financial condition, results of operations and cash flows.

         DILUTION


         The Company has issued options to purchase shares of the Company's Common Stock at prices below the fair market value of the Company's Common Stock on the date of grant. As of January 25, 1999, the Company had outstanding options to purchase an aggregate of 411,000 shares of Common Stock at exercise prices ranging from $9.07 to $10.67 per share, or a weighted average exercise price per share of $9.62. To the extent such options are exercised, shareholders of the Company will experience dilution. See "Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters."


THE EFFECT OF GOVERNMENT POLICY ON BANKING

         The earnings and growth of the Company are affected not only by local market area factors and general economic conditions, but also by government monetary and fiscal policies. For example, the Federal Reserve influences the supply of money through its open market operations in United States government securities and adjustments to the discount rates applicable to borrowings by depository institutions and others. Such actions influence the growth of loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact of future changes in such policies on the business and earnings of the Company cannot be predicted. Additionally, state and federal tax policies can impact banking organizations.

         As a consequence of the extensive regulation of commercial banking activities in the United States, the business of the Company is particularly susceptible to being affected by the enactment of federal and state legislation which may have the effect of increasing or decreasing the cost of doing business, modifying permissible activities or enhancing the competitive position of other financial institutions. Any change in applicable laws or regulations may have a material adverse effect on the business and prospects of the Company.

SUPERVISION AND REGULATION

         REGULATION AND SUPERVISION OF BANK HOLDING COMPANIES

         The Company is a bank holding company subject to the BHCA. The Company reports to, registers with, and may be examined by, the Federal Reserve. The Federal Reserve also has the authority to examine the Company's subsidiaries. The costs of any examination by the Federal Reserve are payable by the Company.

         The Company is a bank holding company within the meaning of Section 3700 of the California Financial Code. As such, the Company and the Bank are subject to examination by, and may be required to file reports with, the Commissioner.

         The Federal Reserve has significant supervisory and regulatory authority over the Company and its affiliates. The Federal Reserve requires the Company to maintain certain levels of capital. The Federal Reserve also has the authority to take enforcement action against any bank holding company that commits any unsafe or unsound practice, or violates certain laws, regulations or conditions imposed in writing by the Federal Reserve. See "-Prompt Corrective Action and Other Enforcement Mechanisms."

         Under the BHCA, a company generally must obtain the prior approval of the Federal Reserve before it exercises a controlling influence over a bank, or acquires directly or indirectly, more than 5% of the voting shares or substantially all of the assets of any bank or bank holding company. Thus, the Company is required to obtain the prior approval of the Federal Reserve before it acquires, merges or consolidates with any bank or bank holding company; any company seeking to acquire, merge or consolidate with the Company also would be required to obtain the prior approval of the Federal Reserve.

         The Company is generally prohibited under the BHCA from acquiring ownership or control of more than 5% of the voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in activities other than banking, managing banks, or providing services to affiliates of the holding company. However, a bank holding company may, with the approval of the Federal Reserve, engage, or acquire the voting shares of companies engaged, in activities that the Federal Reserve has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. A bank holding company must demonstrate that the benefits to the public of the proposed activity will outweigh the possible adverse effects associated with such activity.

         A bank holding company may acquire banks in states other than its home state without regard to the permissibility of such acquisitions under state law, but subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company, prior to or following the proposed acquisition, controls no more than 10% of the total amount of deposits of insured depository institutions in the United States and no more than 30% of such deposits in that state (or such lesser or greater amount set by state law). Banks may also merge across states lines, therefore creating interstate branches. Furthermore, a bank is now able to open new branches in a state in which it does not already have banking operations, if the laws of such state permit such de novo branching.

         Under California law, (i) out-of-state banks that wish to establish a California branch office to conduct core banking business must first acquire an existing five year old California bank or industrial loan company by merger or purchase, (ii) California state-chartered banks are empowered to conduct various authorized branch-like activities on an agency basis through affiliated and unaffiliated insured depository institutions in California and other states and
(iii) the Commissioner is authorized to approve an interstate acquisition or merger which would result in a deposit concentration exceeding 30% if the Commissioner finds that the transaction is consistent with public convenience and advantage. However, a state bank chartered in a state other than California may not enter California by purchasing a California branch office of a California bank or industrial loan company without purchasing the entire entity or by establishing a de novo California bank.

         The Federal Reserve generally prohibits a bank holding company from declaring or paying a cash dividend which would impose undue pressure on the capital of subsidiary banks or would be funded only through borrowing or other arrangements that might adversely affect a bank holding company's financial position. The Federal Reserve's policy is that a bank holding company should not continue its existing rate of cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset quality and overall financial condition. See "-Restrictions on Dividends and Other Distributions" for additional restrictions on the ability of the Company and the Bank to pay dividends.

         Transactions between the Company and the Bank are subject to a number of other restrictions. Federal Reserve policies forbid the payment by bank subsidiaries of management fees which are unreasonable in amount or exceed the fair market value of the services rendered (or, if no market exists, actual costs plus a reasonable profit). Subject to certain limitations, depository institution subsidiaries of bank holding companies may extend credit to, invest in the securities of, purchase assets from, or issue a guarantee, acceptance, or letter of credit on behalf of, an affiliate, provided that the aggregate of such transactions with affiliates may not exceed 10% of the capital stock and surplus of the institution, and the aggregate of such transactions with all affiliates may not exceed 20% of the capital stock and surplus of such institution. The Company may only borrow from depository institution subsidiaries if the loan is secured by marketable obligations with a value of a designated amount in excess of the loan. Further, the Company may not sell a low-quality asset to a depository institution subsidiary.

         The Federal Reserve has adopted comprehensive amendments to Regulation Y in 1997 intended to improve the competitiveness of bank holding companies by, among other things, (i) expanding the list of permissible nonbanking activities in which well-run bank holding companies may engage without prior Federal Reserve approval, (ii) streamlining the procedures for well-run bank holding companies to obtain approval to engage in other nonbanking activities and (iii) eliminating most of the anti-tying restrictions imposed upon bank holding companies and their nonbank subsidiaries. Amended Regulation Y also provides for a streamlined and expedited review process for bank acquisition proposals submitted by well-run bank holding companies and eliminates certain duplicative reporting requirements when there has been a further change in bank control or in bank directors or officers after an earlier approved change. These changes to Regulation Y are subject to numerous qualifications, limitations and restrictions. In order for a bank holding company to qualify as "well-run," both it and the insured depository institutions that it controls must meet the "well-capitalized" and "well-managed" criteria set forth in Regulation Y.

         To qualify as "well-capitalized," the bank holding company must, on a consolidated basis, (i) maintain a total risk-based capital ratio of 10% or greater, (ii) maintain a Tier 1 risk-based capital ratio of 6% or greater, and
(iii) not be subject to any order by the Federal Reserve to meet a specified capital level. Its lead insured depository institution must be well-capitalized as that term is defined in the capital adequacy regulations of the applicable bank regulator, 80% of the total risk-weighted assets held by its insured depository institutions must be held by institutions that are well-capitalized, and none of its insured depository institutions may be undercapitalized.

         To qualify as "well-managed," (i) each of the bank holding company, its lead depository institution and its depository institutions holding 80% of the total risk-weighted assets of all its depository institutions at their most recent examination or review must have received a composite rating, rating for management and rating for compliance which were at least satisfactory, (ii) none of the bank holding company's depository institutions may have received one of the two lowest composite ratings and (iii) neither the bank holding company nor any of its depository institutions during the previous 12 months may have been subject to a formal enforcement order or action.

         REGULATION AND SUPERVISION OF BANKS

         The Bank is subject to regulation, supervision and regular examination by the DFI and the FDIC. The regulations of these agencies affect most aspects of the Bank's business and prescribe permissible types of loans and investments, the amount of required reserves, requirements for branch offices, the permissible scope of the Bank's activities and various other requirements. While the Bank is not a member of the Federal Reserve system, it is subject to certain regulations of the Federal Reserve dealing primarily with check clearing activities, establishment of banking reserves, Truth-in-Lending (Regulation Z), Truth-in-Savings (Regulation DD), and Equal Credit Opportunity (Regulation B).

         Under California law, the Bank is subject to various restrictions on, and requirements regarding, its operations and administration, including the maintenance of branch offices and automated teller machines, capital and reserve requirements, deposits and borrowings, stockholder rights and duties, and investment and lending activities. Whenever it appears that the contributed capital of a California bank is impaired, the Commissioner shall order the bank to correct such impairment. If a bank is unable to correct the impairment, such bank is required to levy and collect an assessment upon its common shares. If such assessment becomes delinquent, such common shares are to be sold by the bank.

         California law permits a state chartered bank to invest in the stock and securities of other corporations, subject to a state chartered bank receiving either general authorization or, depending on the amount of the proposed investment, specific authorization from the Commissioner. Federal banking laws, however, imposes limitations on the activities and equity investments of state chartered, federally insured banks. The FDIC rules on investments prohibit a state bank from acquiring an equity investment of a type, or in an amount, not permissible for a national bank. The FDIC rules also prohibit a state bank from engaging as a principal in any activity that is not permissible for a national bank, unless the bank is adequately capitalized and the FDIC approves the activity after determining that such activity does not pose a significant risk to the deposit insurance fund. The FDIC rules on activities generally permit subsidiaries of banks, without prior specific FDIC authorization, to engage in those that have been approved by the Federal Reserve for bank holding companies because such activities are so closely related to banking to be a proper incident thereto. Other activities generally require specific FDIC prior approval, and the FDIC may impose additional restrictions on such activities on a case-by-case basis in approving applications to engage in otherwise impermissible activities.

         CAPITAL STANDARDS

         The federal banking agencies have risk-based capital adequacy guidelines intended to provide a measure of capital adequacy that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse arrangements, which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain United States government securities, to 100% for assets with relatively higher credit risk, such as certain loans.

         In determining the capital level a bank is required to maintain, the federal banking agencies do not, in all respects, follow generally accepted accounting principles ("GAAP") and have special rules which have the effect of reducing the amount of capital it will recognize for purposes of determining the capital adequacy of a bank.

         A banking organization's risk-based capital ratios are obtained by dividing its qualifying capital by its total risk-adjusted assets and off balance sheet items. The regulators measure risk- adjusted assets and off balance sheet items against both total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital) and Tier 1 capital. Tier 1 capital consists of common stock, retained earnings, noncumulative perpetual preferred stock, other types of qualifying preferred stock and minority interests in certain subsidiaries, less most other intangible assets and other adjustments. Net unrealized losses on available-for-sale equity securities with readily determinable fair value must be deducted in determining Tier 1 capital. For Tier 1 capital purposes, deferred tax assets that can only be realized if an institution earns sufficient taxable income in the future are limited to the amount that the institution is expected to realize within one year, or ten percent of Tier 1 capital, whichever is less. Tier 2 capital may consist of a limited amount of the allowance for possible loan and lease losses, term preferred stock and other types of preferred stock not qualifying as Tier 1 capital, term subordinated debt and certain other instruments with some characteristics of equity. The inclusion of elements of Tier 2 capital are subject to certain other requirements and limitations of the federal banking agencies. The federal banking agencies require a minimum ratio of qualifying total capital to risk-adjusted assets and off balance sheet items of 8%, and a minimum ratio of Tier 1 capital to adjusted average risk-adjusted assets and off balance sheet items of 4%.

         On October 1, 1998, the FDIC adopted two rules governing minimum capital levels that FDIC-supervised banks must maintain against the risks to which they are exposed. The first rule makes risk-based capital standards consistent for two types of credit enhancements (i.e., recourse arrangements and direct credit substitutes) and requires different amounts of capital for different risk positions in asset securitization transactions. The second rule permits limited amounts of unrealized gains on debt and equity securities to be recognized for risk-based capital purposes as of September 1, 1998. The FDIC rules also provide that a qualifying institution that sells small business loans and leases with recourse must hold capital only against the amount of recourse retained. In general, a qualifying institution is one that is well-capitalized under the FDIC's prompt corrective action rules. The amount of recourse that can receive the preferential capital treatment cannot exceed 15% of the institution's total risk-based capital.

         In addition to the risked-based guidelines, the federal banking agencies require banking organizations to maintain a minimum amount of Tier 1 capital to adjusted average total assets, referred to as the leverage capital ratio. For a banking organization rated in the highest of the five categories used to rate banking organizations, the minimum leverage ratio of Tier 1 capital to total assets must be 3%. It is improbable, however, that an institution with a 3% leverage ratio would receive the highest rating since a strong capital position is a significant part of the rating. For all banking organizations not rated in the highest category, the minimum leverage ratio must be at least 100 to 200 basis points above the 3% minimum. Thus, the effective minimum leverage ratio, for all practical purposes, must be at least 4% or 5%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the federal banking agencies have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

         As of December 31, 1997, the Bank's capital ratios exceeded applicable regulatory requirements. The following tables present the capital ratios for the Bank, compared to the standards for well-capitalized depository institutions, as of December 31, 1997 (amounts in thousands except percentage amounts).

                                               Actual                      Well            Minimum
                                      ------------------------         Capitalized         Capital
                                      Capital           Ratio             Ratio          Requirement
                                      -------          -------         -----------       -----------
Leverage ...................          $20,783            10.41%              5.0%              4.0%
Tier 1 Risk-Based ..........          $20,783            14.91%              6.0               4.0
Total Risk-Based ...........          $22,526            16.16%             10.0               8.0

         The federal banking agencies must take into consideration concentrations of credit risk and risks from non-traditional activities, as well as an institution's ability to manage those risks, when determining the adequacy of an institution's capital. This evaluation will be made as a part of the institution's regular safety and soundness examination. The federal banking agencies must also consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in evaluation of a bank's capital adequacy.

         PROMPT CORRECTIVE ACTION AND OTHER ENFORCEMENT MECHANISMS

         The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires each federal banking agency to take prompt corrective action to resolve the problems of insured depository institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. The law required each federal banking agency to promulgate regulations defining the following five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

         Under the prompt corrective action provisions of FDICIA, an insured depository institution generally will be classified in the following categories based on the capital measures indicated below:

"Well capitalized"                        "Adequately capitalized"
------------------                        ------------------------
Total risk-based capital of 10%;          Total risk-based capital of 8%;
Tier 1 risk-based capital of 6%; and      Tier 1 risk-based capital of 4%; and
Leverage ratio of 5%.                     Leverage ratio of 4%.

"Undercapitalized"                           "Significantly undercapitalized"
------------------                           --------------------------------
Total risk-based capital less than 8%;       Total risk-based capital less than 6%;
Tier 1 risk-based capital less than 4%;      Tier 1 risk-based capital less than 3%; or
or Leverage ratio less than 4%.              Leverage ratio less than 3%.

"Critically undercapitalized"
-----------------------------
Tangible equity to total assets less
than 2%.


         An institution that, based upon its capital levels, is classified as "well capitalized," "adequately capitalized" or "undercapitalized" may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions.

         In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal banking agencies for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits (in the case of a depository institution), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the enforcement of such actions through injunctions or restraining orders based upon a judicial determination that the agency would be harmed if such equitable relief was not granted. Additionally, a holding company's inability to serve as a source of strength to its subsidiary banking organizations could serve as an additional basis for a regulatory action against the holding company.

         As of December 31, 1997, the FDIC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action.

         SAFETY AND SOUNDNESS STANDARDS

         FDICIA also implemented certain specific restrictions on transactions and required federal banking regulators to adopt overall safety and soundness standards for depository institutions related to internal control, loan underwriting and documentation and asset growth. Among other things, FDICIA limits the interest rates paid on deposits by undercapitalized institutions, restricts the use of brokered deposits, limits the aggregate extensions of credit by a depository institution to an executive officer, director, principal shareholder or related interest, and reduces deposit insurance coverage for deposits offered by undercapitalized institutions for deposits by certain employee benefits accounts.

         The federal banking agencies may require an institution to submit to an acceptable compliance plan as well as the flexibility to pursue other more appropriate or effective courses of action given the specific circumstances and severity of an institution's noncompliance with one or more standards.

         RESTRICTIONS ON DIVIDENDS AND OTHER DISTRIBUTIONS

         The power of the board of directors of an insured depository institution to declare a cash dividend or other distribution with respect to capital is subject to statutory and regulatory restrictions which limit the amount available for such distribution depending upon the earnings, financial condition and cash needs of the institution, as well as general business conditions. FDICIA prohibits insured depository institutions from paying management fees to any controlling persons or, with certain limited exceptions, making capital distributions, including dividends, if, after such transaction, the institution would be undercapitalized.

         The federal banking agencies also have authority to prohibit a depository institution from engaging in business practices which are considered to be unsafe or unsound, possibly including payment of dividends or other payments under certain circumstances even if such payments are not expressly prohibited by statute.

         In addition to the restrictions imposed under federal law, banks chartered under California law generally may only pay cash dividends to the extent such payments do not exceed the lesser of retained earnings of the bank or the bank's net income for its last three fiscal years (less any distributions to shareholders during such period). In the event a bank desires to pay cash dividends in excess of such amount, the bank may pay a cash dividend with the prior approval of the Commissioner in an amount not exceeding the greatest of the bank's retained earnings, the bank's net income for its last fiscal year, or the bank's net income for its current fiscal year.

         PREMIUMS FOR DEPOSIT INSURANCE AND ASSESSMENTS FOR EXAMINATIONS

         FDICIA established several mechanisms to increase funds to protect deposits insured by the Bank Insurance Fund ("BIF") administered by the FDIC. The FDIC is authorized to borrow up to $30 billion from the United States Treasury; up to 90% of the fair market value of assets of institutions acquired by the FDIC as receiver from the Federal Financing Bank; and from depository institutions that are members of the BIF. Any borrowings not repaid by asset sales are to be repaid through insurance premiums assessed to member institutions. Such premiums must be sufficient to repay any borrowed funds within 15 years and provide insurance fund reserves of $1.25 for each $100 of insured deposits. FDICIA also provides authority for special assessments against insured deposits. No assurance can be given at this time as to what the future level of premiums will be.

         COMMUNITY REINVESTMENT ACT AND FAIR LENDING DEVELOPMENTS

         The Bank is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act ("CRA") activities. The CRA generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of their local communities, including low and moderate income neighborhoods. In addition to substantive penalties and corrective measures that may be required for a violation of certain fair lending laws, the federal banking agencies may take compliance with such laws and CRA into account when regulating and supervising other activities.

         RECENTLY ENACTED LEGISLATION

         During 1996, new federal legislation amended the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") and the underground storage tank provisions of the Resource Conversation and Recovery Act to provide lenders and fiduciaries with greater protections from environmental liability. In June 1997, the U.S. Environmental Protection Agency ("EPA") issued its official policy with regard to the liability of lenders under CERCLA as a result of the enactment of the Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996. California law provides that, subject to numerous exceptions, a lender acting in the capacity of a lender shall not be liable under any state or local statute, regulation or ordinance, other than the California Hazardous Waste Control Law, to undertake a cleanup, pay damages, penalties or fines, or forfeit property as a result of the release of hazardous materials at or from the property.

         In 1997, California adopted the Environmental Responsibility Acceptance Act (Cal. Civil Code Sections 850-855) to facilitate (i) the notification of government agencies and potentially responsible parties (e.g., for cleanup) of the existence of contamination and (ii) the cleanup or other remediation of contamination by the potentially responsible parties. The Act requires, among other things, that owners of sites who have actual awareness of a release of a hazardous material that exceeds a specified notification threshold to take all reasonable steps to identify the potentially responsible parties and to send a notice of potential liability to the parties and the appropriate oversight agency.

         The Company has not ascertained the effect of the foregoing recently enacted legislation on its business. To the extent that such legislation provides lenders with greater protection from environmental liabilities, the Company believes that the legislation could have a favorable impact on the Company's business. However, no assurance can be given that the Company will not be subject to environmental liabilities in connection with the exercise of its rights as a secured creditor. See "-Risk Factors and Investment Considerations-Environmental Risks."

         PENDING LEGISLATION AND REGULATIONS

         There are pending legislative proposals to reform the Glass-Steagall Act to allow affiliations between banks and other firms engaged in "financial activities," including insurance companies and securities firms. Certain other pending legislative proposals include bills to let banks pay interest on business checking accounts, to cap consumer liability for stolen debit cards, and to give judges the authority to force high-income borrowers to repay their debts rather than cancel them through bankruptcy.

         While the effect of such proposed legislation on the business of financial institutions cannot be accurately predicted at this time, it seems likely that a significant amount of consolidation in the banking industry will continue to occur throughout the remainder of the decade.

COMPETITION

         In the past, an independent bank's principal competitors for deposits and loans have been other banks (particularly major banks), savings and loan associations and credit unions. To a lesser extent, competition was also provided by thrift and loans, mortgage brokerage companies and insurance companies. Other institutions, such as brokerage houses, mutual fund companies, credit card companies, and even retail establishments have offered new investment vehicles which also compete with banks for deposit business. The direction of federal legislation in recent years seems to favor competition between different types of financial institutions and to foster new entrants into the financial services market, and it is anticipated that this trend will continue.

         Among the competitive advantages that major banks have is their ability to finance wide ranging advertising campaigns and to allocate their investment assets into regions of higher yield and demand. Such institutions offer certain services such as trust services and international banking services which are not offered directly by the Bank (but are offered indirectly through correspondent relationships). Because of their greater total capitalization, major banks have substantially higher legal lending limits than the Bank.

         In order to compete with major banks and other competitors in its primary service areas, the Bank relies upon the experience of its executive and senior officers in serving business clients, and upon its specialized services, local promotional activities and the personal contacts made by its officers, directors and employees. For customers whose loan demand exceeds the Bank's legal lending limit, the Bank may arrange for such loans on a participation basis with correspondent banks.

         The recent enactment of Federal and California interstate banking legislation will likely increase competition within California. Regulatory reform, as well as other changes in federal and California law will also affect competition. While the impact of these changes, and of other proposed changes, cannot be predicted with certainty, it is clear that the business of banking in California will remain highly competitive.

         Competitive pressures in the banking industry significantly increase changes in the interest rate environment, reducing net interest margins, and less than favorable economic conditions can result in a deterioration of credit quality and an increase in the provisions for loan losses.

         With respect to its merchant processing services, the Bank competes with other banks, ISOs and other nonbank processors. Many of these competitors are substantially larger than the Bank. The bank competes on the basis of price, the availability of products and services, the quality of customer service and support, and transaction processing speed. The majority of the Bank's contracts with merchants are cancelable at will or on short notice or provide for renewal at frequent periodic intervals and, accordingly, the Bank regularly rebids such contracts. This competition may influence the prices that can be charged by the Bank and require aggressive cost control or increase transaction volume in order to maintain acceptable profit margins. Further, because of tightening margins, there has been a trend toward consolidation in the merchant processing industry. Consolidation will enable certain of the Company's competitors to have access to significant capital, management, marketing and technological resources that are equal to or greater than those of the Company.

EMPLOYEES


         As of January 25, 1999, the Company and its subsidiaries employed 71 persons. None of the Company's employees is represented by a labor union and the Company considers its employee relations to be good.

ITEM 2.           FINANCIAL INFORMATION

SELECTED FINANCIAL DATA

         The selected condensed consolidated financial data set forth below for the five years ended December 31, 1997, have been derived from the Company's audited financial statements. The selected condensed consolidated financial data set forth below as of December 31, 1995, 1994 and 1993, and for the two years ended December 31, 1994, have been derived from the Company's historical financial statements not included in this Registration Statement. The selected historical condensed financial data set forth below as of September 30, 1998, and 1997 and for the nine month periods then ended are derived from the unaudited condensed consolidated financial statements of the Company. The unaudited condensed consolidated financial statements have been prepared on a consistent basis with the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations of the Company for the periods covered thereby. The Company's historical financial statements may not be indicative of future performance. The results of operations and cash flows for the nine months ended September 30, 1998, are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. The information set forth below should be read in conjunction with "Financial Information-Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's historical financial statements and notes thereto, included elsewhere in this Registration Statement.

                                  NINE MONTHS
                               ENDED SEPTEMBER 30,                                YEAR ENDED DECEMBER 31,
                            --------------------------    -----------------------------------------------------------------------
                                1998           1997          1997           1996           1995           1994            1993
                            -----------    -----------    -----------    -----------    -----------    -----------    -----------
                                                          (dollars in thousands, except share data)
STATEMENTS OF INCOME:
Total Interest Income       $   12,041     $   11,603     $    15,764    $    15,565    $    15,122    $    11,292    $     9,116
Net Interest Income              7,720          6,908           9,430          8,767          8,740          6,966          5,699
Provision for Loan Losses          250            827           1,024          2,160          1,045            655            243
Total Other Income               2,334          1,917           2,636          2,079          1,698            843            508
Net Income                       3,162          2,501           3,658          2,615          2,931          2,158          1,856
BALANCE SHEETS:
Total Assets                   202,814        207,915         204,820        192,389        185,995        156,829        134,229
Total Loans                    144,435        110,126         113,410        111,353        115,668        104,939         94,051
Allowance for Loan and
Lease Losses (ALLL)             (3,019)        (2,860)         (2,819)        (2,294)        (2,053)        (1,730)        (1,127)
Total Deposits                 176,654        184,322         180,673        171,368        166,869        140,824        119,716
Shareholders' Equity        $   22,497     $   20,108     $    21,825    $    19,180    $    17,266    $    14,411    $    13,351
PERFORMANCE RATIOS:
Return on Average Assets          2.08%(1)       1.70%(1)        1.83%          1.35%          1.74%          1.50%          1.55%
Return on Average Equity         18.88%(1)      16.79%(1)       18.27%         14.41%         18.45%         15.69%         15.04%
Dividend Payout                  63.25%         63.97%          24.62%         25.83%         23.04%         26.08%         30.32%
Average Equity to Average
Assets                           11.03%         10.12%          10.03%          9.35%          9.42%          9.58%         10.33%
Tier 1 Risk-Based Capital
Ratio                            13.53%         14.88%          14.91%         13.70%         13.40%         13.25%         13.15%
Total Risk-Based Capital
Ratio                            14.79%         16.14%          16.16%         14.90%         14.60%         14.45%         14.35%

Net Interest Margin               5.56%(1)       5.15%(1)        5.20%          4.96%          5.62%          5.21%          5.12%
Earning Assets to Total
Assets                            92.1%         91.80%          90.90%         91.10%         92.30%         93.10%         93.30%
Nonperforming Assets to
Total Assets                       .69%           .59%            .50%          3.63%          1.64%           .96%           .40%
Annualized Net Charge-
offs                               .05%(1)        .32%(1)         .44%          1.64%           .64%           .05%           .03%
ALLL to Total Loans               2.09%          2.60%           2.49%          2.06%          1.77%          1.65%          1.20%
Nonperforming Loans to
ALLL                             46.60%         42.70%          23.90%         99.10%        137.40%         84.50%         48.00%
SHARE DATA:
Common Shares
Outstanding                      2,684          2,697           2,697          2,700          2,700          2,700          2,700
Book Value Per Share        $     8.42     $     7.49     $      8.13    $      7.10    $      6.39    $      5.34    $      4.94
Basic Earnings Per Share    $     1.18     $     0.93     $      1.36    $      0.97    $      1.08    $      0.80    $      0.69
Diluted Earnings Per Share  $     1.15     $     0.93     $      1.35    $      0.97    $      1.08    $      0.80    $      0.69
Cash Dividends Per Share    $     0.50     $     0.33     $      0.33    $      0.25    $      0.25    $      0.21    $      0.21

----------

(1)  Annualized.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with the Consolidated Financial Statements of the Company and related notes thereto as of December 31, 1997, and 1996 and the years ended December 31, 1997, 1996 and 1995, and the Unaudited Condensed Consolidated Financial Statements of the Company as of and for the nine months ended September 30, 1998, and 1997 appearing elsewhere in this Registration Statement. All statements other than statements of historical fact included in the following discussion are forward-looking statements within the meaning of the Exchange Act. These statements are based on management's beliefs and assumptions, and on information currently available to management. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company and also include statements in which words such as "expect," "anticipate," "intend," "plan," "believe," "estimate," "consider" or similar expressions are used.

         Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions, including the risks discussed under the heading "Business-Risk Factors and Investment Considerations" and elsewhere in this Registration Statement. The Company's future results and shareholder values may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values, including those discussed under the heading "Business-Risk Factors and Investment Considerations," are beyond the Company's ability to control or predict. Investors are cautioned not to put undue reliance on any forward-looking statements. In addition, the Company does not have any intention or obligation to update forward-looking statements after the effectiveness of this Registration Statement, even if new information, future events or other circumstances have made them incorrect or misleading.

GENERAL

         The Company is a bank holding company with its principal offices in Redding, California. The Company engages in a general commercial banking business in Redding and the counties of Butte, El Dorado, Placer, Shasta, and Sacramento, California. The Company considers Shasta County to be the Company's major market area. The Company conducts its business through the Bank, its principal subsidiary. The services offered by the Company include those traditionally offered by commercial banks of similar size and character in California, such as checking, interest-bearing checking ("NOW") and savings accounts, money market deposit accounts, commercial, construction, real estate, personal, home improvement, automobile and other installment and term loans, travelers checks, safe deposit boxes, collection services, and telephone transfers. The primary focus of the Company is to provide service to the business and professional community of its major market area including Small Business Administration ("SBA") loans, and payroll and accounting packages and billing programs. The Company does not offer trust services or international banking services and does not plan to do so in the near future.

         The Company derives its income from two principal sources: (i) net interest income, which is the difference between the interest income it receives on interest-earning assets and the interest expense it pays on interest-bearing liabilities, and (ii) fee income, which includes fees earned on deposit services, income from SBA lending, electronic-based cash management services and merchant credit card processing services.

RESULTS OF OPERATIONS

         NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO SEPTEMBER 30, 1997

         Net income for the nine months ended September 30, 1998, was $3.16 million, representing an increase of $661,000, or 26%, over net income of $2.50 million for the nine months ended September 30, 1997. The increase in net income was primarily attributable to an increase in net interest income of $812,000 and noninterest income of $417,000 and, to a lesser extent, a reduction in the provision for loan losses of $577,000, which were partially offset by increases in noninterest expense of $791,000 required to support asset and loan growth.

         YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

         Net income for the year ended December 31, 1997, was $3.66 million, representing an increase of $1.04 million, or 40%, over net income of $2.62 million for the year ended December 31, 1996. The increase in net income was primarily the result of an increase in net interest income of $663,000 and noninterest income of $536,000 and a decrease in the provision for loan losses of $1,136,000, which were partially offset by an increase in noninterest expense of $635,000 required to support asset and loan growth.

         YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

         Net income for the year ended December 31, 1996, was $2.62 million, representing a decrease of $316,000, or 11%, from net income of $2.93 million for the year ended December 31, 1995. The decrease in net income was principally the result of an increase in the provision for loan losses necessary to reserve for increases in nonperforming assets in 1996.

NET INTEREST INCOME

         The primary source of income for the Bank is derived from net interest income, which is the difference between the interest earned from loans and investments less the interest paid on deposit accounts and borrowings. Net interest income increased from $8.74 million in 1995 to $8.77 million in 1996, and to $9.43 million in 1997, representing a .3% increase in 1996 over 1995 and a 7.6% increase in 1997 over 1996. Net interest income increased from $6.91 million for the nine months ended September 30, 1997, to $7.72 million for the nine months ended September 30, 1998, representing an 11.8% increase. Net interest income increases in 1997 over 1996 and the nine months ended September 30, 1998, over the comparable period in 1997 were primarily the result of loan growth, which increased the volume of earning assets and improved the Bank's interest income through reinvestment of maturing securities into higher yielding loans.

         Total interest expense increased from $6.38 million in 1995 to $6.80 million in 1996 and decreased to $6.33 million in 1997, representing a 6.5% increase in 1996 over 1995 and a 6.8% decrease in 1997 over 1996. The decrease in total interest expense in 1997 was primarily due to an $8.2 million reduction in higher yielding certificates of deposit, and, to a lesser extent, a lower cost of funds brought about by an increase in demand deposits. The decrease reflects management's implementation of a plan to reposition the balance sheet by decreasing higher yielding certificates of deposit and increasing demand deposits.

         Total interest expense decreased from $4.70 million for the nine months ended September 30, 1997, to $4.32 million for the nine months ended September 30, 1998, representing an 8.0% decrease. This decrease is primarily attributable to the decline in interest rates generally.

         The Company's net interest margin (net interest income divided by average earning assets) was 5.62% in 1995, 4.96% in 1996 and 5.20% in 1997. The decrease in the net interest margin from 1995 to 1996 was primarily the result of declining yields on the Bank's loan portfolio which were not fully offset by declining rates on interest-bearing liabilities. The increase in the Company's net interest margin from 1996 to 1997 was primarily attributable to the growth and change in mix of earning assets, which was funded by growth of both interest-bearing and noninterest-bearing demand deposits. The net interest margin increased to 5.56% for the nine months ended September 30, 1998, from 5.15% for the nine months ended September 30, 1997, primarily as a result of (i) the overall growth and change in mix in the loan and investment portfolios, which increased the yield on interest-earning assets, and, to a lesser extent, (ii) the growth in noninterest-bearing demand deposits, which increased earning assets without a corresponding increase in interest-bearing liabilities.

          The following table sets forth the Company's daily average balance sheet, related interest income or expense and yield or rate paid for the periods indicated. The yield on tax-exempt securities has not been adjusted to a tax-equivalent yield basis.



AVERAGE BALANCES, INTEREST INCOME/EXPENSE AND YIELDS/RATES PAID

                                                                       YEAR ENDED DECEMBER 31,
                             -------------------------------------------------------------------------------------------------------
                                              1997                           1996                                 1995
                             ------------------------------      ------------------------------   ----------------------------------
                             Average                  Yield/     Average                 Yield/   Average                    Yield/
                             Balance    Interest        Rate     Balance     Interest     Rate    Balance      Interest       Rate
                             -------    --------      ------     --------    --------    ------   --------     --------      -------
                                                                      (dollars in thousands)
Earning Assets
Portfolio Loans(1)          $113,030    $ 11,519       10.19%    $117,021    $ 12,023    10.27%   $112,366     $ 12,624       11.23%
Tax Exempt Securities          6,142         292        4.75%       7,960         367     4.61%      5,486          258        4.70%
US Government Securities      47,583       3,009        6.32%      36,982       2,320     6.27%     22,148        1,316        5.94%
Federal Funds Sold            10,825         569        5.26%      11,693         602     5.15%     12,011          699        5.82%
Other Securities               3,875         375        9.68%       3,276         253     7.72%      3,621          224        6.19%
                             -------    --------                 --------    --------             --------     --------

Average Earning Assets       181,455      15,764        8.69%     176,932      15,565     8.80%    155,632       15,121        9.72%
                                        --------                             --------                          --------

Cash and Due From Banks       10,149                                8,317                            7,153
Bank Premises                  5,781                                5,975                            3,893
Other Assets                   2,211                                2,899                            1,997
                            --------                             --------                         --------
Average Total Assets        $199,596                             $194,123                         $168,675
                            ========                             ========                         ========
Interest-Bearing
Liabilities
Demand Interest-Bearing     $ 42,911    $    857        2.00%    $ 35,887    $    814     2.27%   $ 31,886     $    877        2.75%
Savings Deposits              11,802         343        2.91%      10,749         317     2.95%      9,541          314        3.29%
Certificates of Deposit       88,701       5,134        5.79%      96,979       5,667     5.84%     83,214        5,191        6.24%
                            --------    --------                 --------    --------             --------     --------
                             143,414       6,334        4.42%     143,615       6,798     4.73%    124,641        6,382        5.12%
                                        --------                             --------                          --------

Demand Noninterest
Bearing                       34,299                               30,542                           26,397
Other Liabilities              1,864                                1,818                            1,747
Shareholder's Equity          20,019                               18,148                           15,890
                            --------                             --------                         --------
Average Liabilities and
Shareholders' Equity        $199,596                             $194,123                         $168,675
                            ========                             ========                         ========

Net Interest Income and Net
Interest Margin                         $  9,430        5.20%                $   8,767    4.96%                $  8,739        5.62%
                                        ========                             =========                         ========



                                                       NINE MONTHS ENDED SEPTEMBER 30,
                                            1998                                              1997
                           -----------------------------------------      -----------------------------------------
                            Average                           Yield/      Average                            Yield/
                            Balance         Interest           Rate       Balance        Interest             Rate
                            -------         --------           ----       -------        --------             ----
                                                              (dollars in thousands)
EARNING ASSETS
Portfolio Loans(1)         $124,279           $  9,399        10.08%     $112,200        $  8,664           10.30%
Tax Exempt Securities         9,994                366         4.88%        6,052             215            4.74%
US Government Securities     40,106              1,912         6.36%       46,374           2,009            5.78%
Federal Funds Sold            8,330                304         4.87%       11,190             439            5.23%
Other Securities              2,319                 60         3.45%        3,188             276           11.54%
                           --------           --------                   --------        --------
Average Earning Assets     $185,028           $ 12,041         8.68%     $179,000        $ 11,603            8.64%
                           --------           --------                   --------        --------

Cash and Due From
Banks                      $ 10,189                                      $  9,819
Bank Premises                 5,715                                         5,794
Other Assets                  2,012                                         2,239
                           --------                                      --------
Average Total
Assets                     $202,944                                      $196,856
                           ========                                      ========

Interest-Bearing
Liabilities
Demand Interest
Bearing                    $ 42,061           $    590         1.87%      $ 42,147       $    598            1.89%
Savings Deposits             12,586                259         2.74%        11,763            302            3.42%
Certificates of
Deposit                      86,843              3,472         5.33%        88,729          3,795            5.70%
                           --------           --------                    --------       --------
                           $141,490           $  4,321         4.07%      $142,639       $  4,695            4.39%
                                              --------                                   --------

Demand Non
Interest-Bearing             36,725                                         32,594
Other Liabilities             2,340                                          1,702
Shareholders' Equity
                             22,389                                         19,921
                           --------                                       --------
Average Liabilities
& Shareholder Equity       $202,944                                       $196,856
                           ========                                       ========

Net Interest Income
and Net Interest
Margin                                        $  7,720         5.56%                     $  6,908            5.15%
                                              ========                                   ========



----------------
(1) Interest income on loans includes loan fee income of $332,000 and $330,000 for the nine months ended September 30, 1998, and 1997, respectively, and $423,000, $686,000 and $836,000 for the years ended December 31, 1997, 1996, and
1995, respectively.

         The Company's average total assets increased from $194.1 million in 1996 to $199.6 million in 1997, representing a 2.8% increase. The Company's average total assets increased from $196.9 million for the nine month period ended September 30, 1997, to $202.9 million for the nine month period ended September 30, 1998, representing a 3.1% increase. In 1997, the Company's average loan portfolio decreased by $4.0 million while the investment portfolio increased by $8.5 million, reflecting management's efforts to improve asset quality rather than increase new loan production. In addition, the Company's average demand deposits increased from $32.6 million for the nine months ended September 30, 1997, to $36.7 million for the same period in 1998, representing a 12.7% increase, as a result of expansion of the Bank's commercial banking activities and merchant processing services on both a local and national level.

         In late 1997, the Company increased loan production by hiring additional loan officers. As a result, average loans for the nine month period ended September 30, 1998, increased by $12.1 million, or 10.8%, over the comparable period in 1997. The increase has been funded through maturities and sales of available-for-sale securities, increased earnings and an increase in the Company's average demand deposits.

         The following tables set forth changes in interest income and expense for each major category of earning assets and interest-bearing liabilities, and the amount of change attributable to volume and rate changes for the periods indicated. Changes attributable to rate/volume have been allocated to volume changes.

ANALYSIS OF CHANGES IN NET INTEREST INCOME


                                                             YEAR ENDED
                                       1997 OVER 1996                             1996 OVER 1995
                             -----------------------------------       -----------------------------------
                                Volume        Rate         Total        Volume         Rate          Total
                                ------        ----         -----        ------         ----          -----
                                                       (dollars in thousands)
Increase (Decrease)
in Interest Income
Portfolio Loans              $  (407)      $   (97)      $  (504)      $   478       $(1,179)      $  (601)
Tax Exempt Securities            (86)           11           (75)          114            (5)          109
US Government
Securities                       670            19           689           931            73         1,004
Federal Funds Sold               (46)           13           (33)          (16)          (81)          (97)
Other Securities                  58            64           122           (27)           56            29
                             -------       -------       -------       -------       -------       -------
Total Increase/
(Decrease)                   $   189       $    10       $   199       $ 1,480       $(1,036)      $   444
                             =======       =======       =======       =======       =======       =======

Increase (Decrease)
in Interest Expense
Demand Interest
Bearing                      $   140       $   (97)      $    43       $    91       $  (154)      $   (63)
Savings Deposits                  30            (5)           25            36           (33)            3
Certificates of Deposit         (478)          (54)         (532)          804          (328)          476
                             =======       =======       =======       =======       =======       =======

Total Increase/
(Decrease)                   $  (308)      $  (156)      $  (464)      $   931       $  (515)      $   416
                             =======       =======       =======       =======       =======       =======
Net Increase/
(Decrease)                   $   497       $   166       $   663       $   549       $  (521)      $    28
                             =======       =======       =======       =======       =======       =======

                   Nine Months Ended September 30, 1998
                   Compared to Nine Months ended September 30, 1997

                             Volume          Rate            Total
                             ------          ----            -----
                                  (dollars in thousands)
Increase(Decrease)
in Interest Income
Portfolio Loans              $ 914           $(179)          $ 735
Tax Exempt
Securities                     144               7             151
US Government
Securities                    (299)            202             (97)
Federal Funds Sold            (104)            (31)           (135)
Other Securities               (22)           (194)           (216)
                             -----           -----           -----
Total Increase/
(Decrease)                   $ 633           $(195)          $ 438
                             =====           =====           =====
Increase (Decrease)
in Interest Expense
Demand Interest
Bearing                      $  (1)          $  (9)          $  (8)
Savings Deposits                17             (60)            (43)
Certificates of
Deposit                        (75)           (248)           (323)
                             =====           =====           =====
Total Increase/
(Decrease)                   $ (59)          $(315)          $(374)
                             =====           =====           =====
Net Increase/
(Decrease)                   $ 692           $ 120           $ 812
                             =====           =====           =====

NONINTEREST INCOME

         The Company's noninterest income consists primarily of service charges on deposit accounts and processing fees for merchants who accept credit and debit cards as payment for goods and services. Noninterest income also includes ATM fees earned at various locations. For the year ended December 31, 1997, noninterest income represented 14.3% of the Company's revenues. Historically, the Company's service charges on deposit accounts have lagged peer levels for similar services. This is consistent with the Company's philosophy of allowing customers to pay for services with compensating balances and the emphasis on certificates of deposit as a significant funding source.

         Total noninterest income increased from $1.70 million in 1995 to $2.08 million in 1996 and to $2.64 million in 1997, representing a 22.4% increase in 1996 over 1995 and a 26.7% increase in 1997 over 1996. Noninterest income increased from $1.92 million for the nine months ended September 30, 1997, to $2.33 million for the nine months ended September 30, 1998, representing a 21.8% increase. The increases in noninterest income in 1996, 1997 and for the nine months ended September 30, 1998, were primarily the result of expansion of the Bank's merchant processing services on both a local and national level and, to a lesser extent, an increase in ATM fees earned at various locations.

         MERCHANT PROCESSING SERVICES INCOME

         Pursuant to the Merchant Services Agreement, the Bank acts as a clearing bank for CSI, a nonbank merchant credit card processor, and processes credit or debit card transactions into the Visa(R) or MasterCard(R) system for presentment to the card issuer. As a result of the Merchant Services Agreement, the Bank has acquired electronic credit and debit card processing relationships with merchants in various industries on a nationwide basis. As of September 30, 1998, the CSI portfolio consisted of 36,075 merchants. Contract deposit relationships with the merchants and CSI represented approximately 25% of the Bank's capital as of September 30, 1998.

         The Merchant Services Agreement was renewed in 1997 for a period of four years which expires on April 1, 2001, and will automatically renew for additional four year periods unless terminated in advance of the renewal period by CSI or the Bank upon 30 days prior written notice. In the event the Merchant Services Agreement is not renewed by the Bank, CSI may transfer the merchants to another financial institution.

         The Merchant Services Agreement provides for indemnification of the Bank by CSI against losses incurred by the Bank in connection with either the processing of credit/debit card transactions for covered merchants or any alleged violations by CSI of the Card Association Rules. CSI is required to maintain a merchant specific reserve of approximately $6.44 million as well as a general reserve equal to .75% of the net monthly processing volume. These reserves are held in accounts with the Bank with activity authorized only by certain Bank personnel. The Bank has been granted a security interest in the reserve accounts to secure CSI's obligations under the Merchant Services Agreement.

         The ability of the Bank to increase the level of fee income currently being generated by merchant processing relationships is limited. Under the Card Association Rules, fees that can be charged on monthly credit card sales above $93 million are significantly less than the fees that can be charged on monthly sales credit card below $93 million. Further, the Visa(R) bylaws limit the amount of quarterly Visa(R) credit card sales that the Bank may process to four times the Bank's equity capital unless additional collateral is pledged by the Bank. The Company's ability to sustain or increase fee income from merchant processing relationships is also affected by other factors, some of which are beyond the Company's control, such as (i) competition from other banks, ISOs and other nonbank processors, (ii) continuation of the requirement that ISOs and other nonbank processors access the Visa(R) and MasterCard(R) payment system through banks, (iii) the ability to avoid potential losses through various contractual methods including indemnification by the ISO, reserve balances controlled by the Bank and insurance, and (iv) the ability to continue to grow both locally and nationally.

         In 1995, the Company established a sales team to provide merchant processing services to merchants in its major market area and, as of September 30, 1998, the Bank had 786 merchants in its portfolio. The income generated from the Bank's local merchant portfolio is substantially less than that generated from the CSI portfolio because of the lower volume of transactions.

         Merchant processing services income was $1.3 million in 1995, $1.6 million in 1996 and $2.0 million in 1997, representing an increase of 30.6% from 1995 to 1996 and 25.0% from 1996 to 1997. Merchant processing services income for the nine months ended September 30, 1998, was $1.8 million compared to $1.5 million for the nine months ended September 30, 1997, representing a 20.4% increase. These increases are attributable to growth in the number of merchants for whom the Bank provides processing services and the related increase in volume of transactions processed.

         The following table sets forth a summary of noninterest income for the periods indicated.


                                          NINE MONTHS
                                       ENDED SEPTEMBER 30,                      YEAR ENDED DECEMBER 31,
                                    ------------------------          ------------------------------------------
                                       1998             1997             1997             1996              1995
                                    -------          -------          -------          -------           -------
                                                               (dollars in thousands)
Noninterest Income:
Service Charges                     $   160          $   161          $   212          $   187           $   180


Other Income                            370              276              370              311               263

Gain (Loss) on Sale of
Investment Securities                    28                5                5              (58)               --

Credit Card Service Income            1,776            1,475            2,049            1,639             1,255
                                    -------          -------          -------          -------           -------

Total Noninterest Income            $ 2,334          $ 1,917          $ 2,636          $ 2,079           $ 1,698
                                    =======          =======          =======          =======           =======

NONINTEREST EXPENSE

         Noninterest expense consists of salaries and related employee benefits, occupancy and equipment expense and other operating expenses. Noninterest expense increased from $4.6 million in 1996 to $5.3 million in 1997, representing an increase of $635,000, or 13.7%. Noninterest expense for the nine months ended September 30, 1998, was $4.8 million compared to $4.0 million for the nine months ended September 30, 1997, representing an increase of $791,000, or 19.7%. The increases in noninterest expense were primarily the result of growth in the Company's loan portfolio, earning assets and merchant processing activities for merchants in the Company's major market area.

         The following table sets forth a summary of noninterest expense for the periods indicated.


                                                NINE MONTHS
                                            ENDED SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                          ----------------------          --------------------------------------
                                            1998            1997            1997            1996            1995
                                          ------          ------          ------          ------          ------
                                                                    (dollars in thousands)
Noninterest Expense:
Salaries and Benefits                     $2,512          $2,262          $3,024          $2,754          $2,641
Occupancy and Equipment                      623             591             796             814             646
FDIC Assessments                              16              23              41               7             159
Data Processing and Professional
Services                                     262             206             283             256             250

Stationery and Supplies                      138             130             161             128             172
Postage                                       57              66              83              85              69
Other Expense                              1,208             747             867             576             774
                                          ------          ------          ------          ------          ------
Total Noninterest Expense                 $4,816          $4,025          $5,255          $4,620          $4,710
                                          ======          ======          ======          ======          ======

INCOME TAXES

         The Company's provision for income taxes includes both federal and state income taxes and reflects the application of federal and state statutory rates to the Company's net income before taxes. The principal difference between statutory tax rates and the Company's effective tax rate is the benefit derived from investing in tax-exempt securities. Increases and decreases in the provision for taxes reflect changes in the Company's net income before tax.

         The following table reflects the Company's tax provision and the related effective tax rate for the periods indicated.


                                     NINE MONTHS
                                  ENDED SEPTEMBER 30,                       YEAR ENDED DECEMBER 31,
                                -----------------------           ------------------------------------------
                                1998             1997             1997             1996               1995
                                ------           ------           ------           ------           --------
                                                         (dollars in thousands)
Tax Provision                   $1,826           $1,472           $2,129           $1,451           $  1,752
Effective Tax Rate                36.6%            37.1%            36.8%            35.5%              37.2%


ASSET QUALITY

         The Company concentrates its lending activities primarily within Shasta County, California, the location of the Bank's two full service branches. The Company also makes loans to borrowers in Butte, El Dorado, Placer, Sacramento and Tehama counties through its loan production offices.

         The Company manages its credit risk through diversification of its loan portfolio and the application of underwriting policies and procedures and credit monitoring practices. Although the Company has a diversified loan portfolio, a significant portion of its borrowers' ability to repay the loans is dependent upon the professional services and residential real estate development industry sectors. Generally, the loans are secured by real estate or other assets and are expected to be repaid from cash flows of the borrower or proceeds from the sale of the collateral.

         The following table sets forth the amounts of loans outstanding by category as of the dates indicated:


                              AS OF
                           SEPTEMBER 30,                                     AS OF DECEMBER 31,
                           -------------       -----------------------------------------------------------------------------------
                              1998                1997          1996                1995                1994                1993
                           ---------           ---------     ---------           ---------           ---------           ---------
                                                                        (dollars in thousands)
Commercial and
Financial Loans            $  49,297           $  41,432     $  37,592           $  36,248           $  31,967           $  23,926

Real Estate -
Construction                  36,572              16,393        32,474              42,784              40,746              36,403

Real Estate -
Commercial Mortgage           57,254              54,533        40,067              35,299              31,090              32,874
Installment Loans                224                  72           241                  69                 489                 832
Other                          1,550               1,274         1,284               1,699               1,077                 464
                           ---------           ---------     ---------           ---------           ---------           ---------
                             144,897             113,704       111,658             116,099             105,369              94,499
Less:
Deferred Loan Fees
and Costs                       (461)               (294)         (305)               (430)               (430)               (448)
Allowance for Loan
Losses                        (3,019)             (2,819)       (2,294)             (2,053)             (1,730)             (1,127)
                           ---------           ---------     ---------           ---------           ---------           ---------

Total Net Loans            $ 141,417           $ 110,591     $ 109,059           $ 113,615           $ 103,210           $  92,924
                           =========           =========     =========           =========           =========           =========


         The Company's practice is to place an asset on nonaccrual status when one of the following events occurs: (i) any installment of principal or interest is 90 days or more past due (unless in management's opinion the loan is well-secured and in the process of collection), (ii) management determines the ultimate collection of principal or interest to be unlikely or (iii) the terms of the loan have been renegotiated due to a serious weakening of the borrower's financial condition.

         Nonperforming loans are loans that are on nonaccrual, are 90 days past due and still accruing or have been restructured.

         The following table sets forth a summary of the Company's nonperforming loans as of the dates indicated:


                              AS OF
                          SEPTEMBER 30,                               AS OF DECEMBER 31,
                          -------------       --------------------------------------------------------------------
                             1998             1997            1996          1995             1994             1993
                             ----             ----            ----          ----             ----             ----
                                              (dollars in thousands)
Nonaccrual loans            $1,336          $  500          $1,734          $3,381          $1,169          $  336

90 days past due
and still accruing              --             173             540             347             293             205

Restructured loans
in compliance with
modified terms                  --              --           2,450              --              --              --


Other real estate
owned                           66             352           2,268             229              38              --



         In addition to nonperforming loans, as of September 30, 1998, the Bank has identified certain commercial loans in its portfolio with aggregate principal balances outstanding of approximately $594,000, which management believes could become nonaccrual loans.

         As a result of the increase in the level of nonperforming assets at the end of 1995 and 1996, management directed its attention to reducing the level of nonperforming assets through intensified collection and rehabilitation efforts and charge-offs of $1,269,287 in 1996 and $426,879 in 1995. As a result, the Company did not experience loan growth during this period and deposit growth was directed into investment assets. During the fourth quarter of 1997, management believed that there had been sufficient improvement in asset quality as evidenced by a reduction in charge-offs and a decrease in nonperforming assets to warrant expansion of the Bank's loan origination activities, which was effected by increasing the number of loan officers.

         The Company's nonaccrual loans decreased from $1.73 million in 1996 to $500,000 in 1997 primarily as a result of increased collection and liquidation efforts in 1997 and increased quality of the Company's loan portfolio. The increase in nonaccrual loans at September 30, 1998, is attributable to one loan which is secured by real estate and equipment.

         Other real estate owned ("OREO") decreased to $352,000 in 1997 from $2.26 million in 1996, and at September 30, 1998, consisted of one property totaling $66,000. Reductions in OREO balances are attributable to sales of OREO in 1997.

         The Company assigns all loans a credit risk rating and monitors ratings for accuracy. The aggregate credit risk ratings are used to determine the allowance for loan and lease losses. The Company employs a credit review officer that reports directly to the Audit Committee of the Board of Directors. The credit review officer has the authority to initiate a change in individual credit risk ratings as deemed appropriate. This enables management to effect corrective actions when necessary.

         The following table sets forth the maturity distribution of the Company's commercial and real estate loans outstanding as of December 31, 1997, which, based on remaining scheduled repayments of principal, are due within the periods indicated.


                                                          After One
                                        Within             Through           After
                                       One Year           Five Years      Five Years       Total
                                       --------           ----------      ----------       -----
                                                        (dollars in thousands)

Commercial Loans                        $25,006          $12,884          $ 3,542          $41,432
Real Estate
Construction Loans                       16,393                                             16,393
                                        -------          -------          -------          -------
  Total                                 $41,399          $12,884          $ 3,542          $57,825
                                        =======          =======          =======          =======

Loans due after one year with:
Fixed Rates                                              $ 1,031          $   292          $ 1,323
Variable Rates                                            11,853            3,250           15,103
                                                         -------          -------          -------

  Total                                                  $12,884          $ 3,542          $16,426
                                                         =======          =======          =======

ALLOWANCE FOR LOAN AND LEASE LOSSES (ALLL)

         In determining the amount of the Company's ALLL, management assesses the diversification of the portfolio. Each credit is assigned a credit risk rating factor, and this factor, multiplied by the dollars associated with the credit risk rating, is used to calculate one component of the ALLL. In addition, management estimates the probable loss on individual credits that are receiving increased management attention due to actual or perceived increases in risk.

         The Company makes provisions to the ALLL on a regular basis through charges to operations that are reflected in the Company's statements of income as a provision for loan losses. When a loan is deemed uncollectible, it is charged against the allowance. Any recoveries of previously charged-off loans are credited back to the allowance. There is no precise method of predicting specific losses or amounts that ultimately may be charged-off on particular categories of the loan portfolio. Similarly, the adequacy of the ALLL and the level of the related provision for possible loan losses is determined on a judgment basis by management based on consideration of (i) economic conditions,
(ii) borrowers' financial condition, (iii) loan impairment, (iv) evaluation of industry trends, (v) industry and other concentrations, (vi) loans which are contractually current as to payment terms but demonstrate a higher degree of risk as identified by management, (vii) continuing evaluation of the performing loan portfolio, (viii) monthly review and evaluation of problem loans identified as having loss potential, (ix) quarterly review by the Board of Directors, (x) off balance sheet risks and (xi) assessments by regulators and other third parties. Management and the Board of Directors evaluate the allowance and determine its desired level considering objective and subjective measures, such as knowledge of the borrowers' business, valuation of collateral, the determination of impaired loans and exposure to potential losses.

         The ALLL is a general reserve available against the total loan portfolio and off balance sheet credit exposure. It is maintained without any interallocation to the categories of the loan portfolio and the entire allowance is available to cover loan losses. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's ALLL. Such agencies may require the Bank to provide additions to the allowance based on their judgment of information available to them at the time of their examination. There is uncertainty concerning future economic trends. Accordingly, it is not possible to predict the effect future economic trends may have on the level of the provision for possible loan losses in future periods.

         Because the principal factor effecting the adequacy of the ALLL is the credit risk rating factor, the Bank does not allocate the ALLL by loan category. The Bank's principal lines of lending are (i) commercial, (ii) real estate construction and (iii) commercial and residential real estate. The primary sources of repayment of the Bank's commercial loans are the borrower's conversion of short-term assets to cash and operating cash flow. The net assets of the borrower or guarantor are usually identified as a secondary source of repayment. The principal factors affecting the Bank's risk of loss from commercial lending include each borrower's ability to manage its business affairs and cash flows, local and general economic conditions and real estate values in the Bank's service area. The Bank manages its commercial loan portfolio by monitoring its borrowers' payment performance and their respective financial condition and makes periodic and appropriate adjustments, if necessary, to the risk grade assigned to each loan in the portfolio. The Bank's evaluations of its borrowers are facilitated by management's knowledge of local market conditions and periodic reviews by a consultant of the Bank's credit administration policies.

         The principal source of repayment of the Bank's real estate construction loans is the sale of the underlying collateral or the availability of permanent financing from the Bank or another lending source. The principal risks associated with real estate construction lending include project cost overruns that absorb the borrower's equity in the project and deterioration of real estate values as a result of various factors, including competitive pressures and economic downturns. The Bank manages its credit risk associated with real estate construction lending by establishing maximum loan-to-value ratios on projects on an as-completed basis, inspecting project status in advance of controlled disbursements and matching maturities with expected completion dates. Generally, the Bank requires a loan-to-value ratio of not more than 80% on single family residential construction loans.

         The principal source of repayment of the Bank's real estate mortgage loans is the Borrower's operating cash flow. Similar to commercial loans, the principal factors affecting the Bank's risk of loss in real estate mortgage lending include each borrower's ability to manage its business affairs and cash flows, local and general economic conditions and real estate values in the Bank's service area. The Bank manages its credit risk associated with real estate mortgage lending primarily by establishing maximum loan-to-value ratios and using strategies to match the borrower's cash flow to loan repayment terms.

         The Bank's specific underwriting standards and methods for each of its principal lines of lending include industry-accepted analysis and modeling and certain proprietary techniques. The Bank's underwriting criteria is designed to comply with applicable regulatory guidelines, including required loan-to-value ratios. The Bank's credit administration policies contain mandatory lien position and debt service coverage requirements, and the Bank generally requires a guarantee from 20% or more owners of its corporate borrowers.

         Net charge-offs were $499,000 or .44% of average loans during 1997. Net charge-offs were $1.919 million or 1.64% of average loans during 1996. During 1995, the Company experienced net charge-offs of $722,000 or .64% of average loans. The decrease in net charge-offs in 1997 as compared to 1996 resulted primarily from improved credit quality of the overall loan portfolio. Management does not believe there were any trends indicated by the detail of the aggregate charge-offs for any of the periods discussed.

         The ALLL should not be interpreted as an indication that charge-offs in future periods will occur in the stated amounts or proportions.

         The following table summarizes the activity in the ALLL reserves for the periods indicated.

                                 NINE MONTHS
                              ENDED SEPTEMBER 30,                                YEAR ENDED DECEMBER 31,
                            ----------------------        -------------------------------------------------------------------
                               1998           1997           1997           1996           1995           1994           1993
                            -------        -------        -------        -------        -------        -------        -------
                                                                         (dollars in thousands)

Beginning Balance:          $ 2,819        $ 2,294        $ 2,294        $ 2,053        $ 1,730        $ 1,128        $   915

Provision for ALLL              250            827          1,024          2,160          1,045            655            243

Charge-offs:
 Commercial                    (118)          (197)          (393)        (1,074)          (510)           (54)           (40)
 Real Estate                    (32)          (129)          (209)          (916)          (273)           (18)           (11)
 Other                           (8)           (39)            (3)            --             --             --             --
                            -------        -------        -------        -------        -------        -------        -------
Total Charge-offs              (158)          (365)          (605)        (1,990)          (783)           (72)           (51)
                            -------        -------        -------        -------        -------        -------        -------

Recoveries:
 Commercial                      95             43             60             37             61             16             21
 Real Estate                     13             50             46             34             --              3             --
                            -------        -------        -------        -------        -------        -------        -------
Total Recoveries:               108             93            106             71             61             19             21
                            -------        -------        -------        -------        -------        -------        -------

Ending Balance              $ 3,019        $ 2,609        $ 2,819        $ 2,294        $ 2,053        $ 1,730        $ 1,128
                            =======        =======        =======        =======        =======        =======        =======

ALLL to Total Loans            2.09%          2.60%          2.49%          2.06%          1.77%          1.65%          1.20%

INVESTMENT PORTFOLIO

         The Company classifies its investment securities as "held-to-maturity" or "available-for-sale" at the time of investment purchase. Generally, all securities are purchased with the intent and ability to hold the security for long-term investment and the Bank has both the ability and intent to hold "held-to-maturity" securities to maturity. However, situations may arise which necessitate selling some securities before maturity. Such situations include a need for liquidity, increased loan demand, a change in the asset/liability mix of the Company which requires some rebalancing in order to reduce the Company's risk, a change in interest rates requiring either an increase or decrease in the overall market risk of the securities portfolio, or a change in accounting standards. Securities held as available-for-sale may be sold to implement the Company's asset/liability management strategies.

         The following table summarizes the contractual maturities of the Company's investment securities available-for-sale at their amortized cost basis and their weighted average yields at December 31, 1997. The yield on tax exempt obligations of state and political subdivisions has not been computed on a tax equivalent basis.

                               Within                 After One                      After Five
                             One Year             Through Five Years             Through Ten Years           Total
                     -----------------------    ----------------------         ---------------------    ----------------
                      Amount           Yield    Amount           Yield         Amount          Yield    Amount     Yield
                      ------           -----    ------           -----         ------          -----    ------     -----
                                                               (dollars in thousands)
U.S.
Govern-
ment and
Agencies             $14,452           6.14%   $21,516           6.10%         $1,000          7.55%   $36,968     6.60%

Obligations
of State
and
Political
Subdivi-
sions                  2,326           4.20%     5,929           4.10%          2,270          4.15%    10,525     4.13%

Other
Bonds                  7,762           6.42%       283           4.98%                                   8,045     6.37%

Total                $24,545           6.03%   $27,725           5.12%         $3,267          6.11%   $55,538     5.80%



         Investment securities held-to-maturity at December 31, 1997, consisted solely of mortgage-backed securities with a remaining contractual maturity greater than ten years and a weighted average yield of 6.58%.

         The following table summarizes the book value of the Company's investment securities held on the dates indicated.

                                             DECEMBER 31,
                                  ---------------------------------
                                  1997           1996        1995
                                  -------      -------      -------
                                        (dollars in thousands)
U.S. Government and Agencies      $36,968      $41,432      $28,151

Municipal Obligations             $10,525      $ 6,529      $ 7,893

Corporate and Other Bonds         $17,081      $ 3,944      $ 4,253
                                  -------      -------      -------

Total                             $64,574      $51,905      $40,297
                                  =======      =======      =======

DEPOSIT STRUCTURE

         The Company primarily obtains deposits from local businesses and professionals as well as through certificates of deposits, savings and checking accounts.

         The following table sets forth the distribution of the Company's average daily deposits for the periods indicated.

                                                     YEAR ENDED DECEMBER 31,
                                     1997                     1996                    1995
                              -------------------     --------------------   --------------------
                              Amount         Rate     Amount          Rate   Amount          Rate
                              ------         ----     ------          ----   ------          ----
                                                     (dollars in thousands)

NOW Accounts                 $23,554         1.99%   $19,536         2.14%   $15,492         1.98%
Savings Accounts             $11,802         2.91%   $10,749         2.95%   $ 9,541         3.29%
Money Market Accounts        $19,357         2.06%   $16,351         2.38%   $16,394         2.74%
Certificates of Deposit      $88,701         5.79%   $96,979         5.84%   $83,214         6.24%


         The following table sets forth the remaining maturities of certificates of deposit in amounts of $100,000 or more at December 31, 1997 (dollars are in thousands).


                      3 months or less                   $21,373
                      Over 3 through 6 months            $ 8,579
                      Over 6 through 12 months           $ 2,294
                      Over 12 months                     $ 4,763
                                                         -------
                      Total                              $37,009
                                                         =======


LIQUIDITY

         The purpose of liquidity management is to ensure efficient and economical funding of the Bank's assets consistent with the needs of the Bank's depositors and, to a lesser extent, shareholders. Liquidity management is not effected by formally monitoring the cash flows from operations, investing and financing activities as described in the Company's statement of cash flows, but rather through an understanding of depositor and borrower needs. As loan demand increases, the Bank can use asset liquidity from maturing investments along with deposit growth to fund new loans. As loan demand decreases or loans are paid off, investment assets can absorb excess funds or deposit rates can be decreased to deal with excess liquidity. Thus, there is some correlation between the Bank's financing activities associated with deposits and investing activities associated with lending.

         With respect to assets, liquidity is provided by cash and short term money market investments such as interest-bearing time deposits, federal funds sold, investment securities available-for-sale and principal and interest payments on loans. With respect to liabilities, the Company's core deposits, shareholders' equity and the ability of the Bank to borrow funds and to generate deposits, provide asset funding.

         Because estimates of the Bank's liquidity needs may vary from actual needs, the Bank maintains a substantial amount of liquid assets to absorb short term increases in loans or reductions in deposits. The Company's liquid assets (cash and due from banks, federal funds sold and available-for-sale investment securities) totaled $42.96 million, or 20.9% of total assets, at

September 30, 1998, and $74.11 million, or 36.2% of total assets, at December 31, 1997, compared to $68.63 million or 35.67% of total assets, at December 31, 1996. The Company expects that its primary source of liquidity will be supported by the earnings of the Company and the acquisition of core deposits. Core deposits totaled $143.66 million and $133.54 million at December 31, 1997, and 1996, respectively.

CAPITAL ADEQUACY

         Capital adequacy is a measure of the amount of capital needed to sustain asset growth and act as a cushion for losses. Capital protects depositors and the deposit insurance fund from potential losses and is a source of funds for the investments the Company needs to remain competitive. Historically, capital has been generated principally from the retention of earnings, net of cash dividends.

         Overall capital adequacy is monitored on a day-to-day basis by the Company's management and reported to the Company's Board of Directors on a monthly basis. The Bank's regulators measure capital adequacy by using a risk-based capital framework and by monitoring compliance with minimum leverage ratio guidelines. Under the risk-based capital standard, assets reported on the Company's balance sheet and certain off-balance sheet items are assigned to risk categories, each of which is assigned a risk weight. This standard characterizes an institution's capital as being "Tier 1" capital (defined as principally comprising shareholders' equity) and "Tier 2" capital (defined as principally comprising the qualifying portion of the ALLL). The minimum ratio of total risk-based capital to risk-adjusted assets, including certain off-balance sheet items, is 8%. At least one-half (4%) of the total risk-based capital (Tier 1) is to be comprised of common equity; the balance may consist of debt securities and a limited portion of the ALLL.

         The following table sets forth the Bank's capital ratios as of September 30, 1998, and December 31, 1997.

                                                         SEPTEMBER 30, 1998                   December 31, 1997
                                                         ------------------                   -----------------
Total Risk-Based Capital                                       14.79%                              16.16%
Tier 1 Capital to Risk-Based Assets                            13.53%                              14.91%
Tier 1 Capital to Average Assets                               10.83%                              10.41%
(Leverage ratio)


         The declines in each of the Bank's capital ratios as of September 30, 1998, compared to December 31, 1997, are principally the result of growth in the Bank's loan portfolio, which requires greater percentages of capital than investment securities under the risk-based capital standards.

IMPACT OF INFLATION

         Inflation affects the Company's financial position as well as its operating results. It is management's opinion that the effects of inflation on the financial statements have not been material.

YEAR 2000

         The "Year 2000 issue" relates to the fact that many computer programs use only two digits to represent a year, such as "98" to represent "1998," which means that in the Year 2000 such programs could incorrectly treat the Year 2000 as the year 1900. This issue has grown in importance as the use of computers and microchips has become more pervasive throughout the economy, and interdependencies between systems have multiplied. The issue must be recognized as a business problem, rather than simply a computer problem, because of the way its effects could ripple through the economy. The Company could be materially and adversely affected either directly or indirectly by the Year 2000 issue. This could happen if any of its critical computer systems or equipment containing embedded logic fail, if the local infrastructure (electric power, phone system, or water system) fails, if its significant vendors are adversely impacted, or if its borrowers or depositors are adversely impacted by their internal systems or those of their customers or suppliers.

Failure of the Company to complete testing and renovation of its critical systems on a timely basis could have a material adverse effect on the Company's financial condition and results of operations, as could Year 2000 problems faced by others with whom the Company does business.

         Federal banking regulators have responsibility for supervision and examination of banks to determine whether each institution has an effective plan for identifying, renovating, testing and implementing solutions for Year 2000 processing and coordinating Year 2000 processing capabilities with its customers, vendors and payment system partners. Bank examiners are also required to assess the soundness of a bank's internal controls and to identify whether further corrective action may be necessary to assure an appropriate level of attention to Year 2000 processing capabilities.

         The Company has a written plan to address the Company's risks associated with the impact of the Year 2000. The plan directs the Company's Year 2000 compliance efforts under the framework of a five-step program mandated by the Federal Financial Institutions Examination Council ("FFIEC"). The FFIEC'S five-step program consists of five phases: awareness, assessment, renovation, validation and implementation. In the awareness phase, which the Company has completed, the Year 2000 problem is defined and executive level support for the necessary resources to prepare the Company for Year 2000 compliance is obtained. In the assessment phase, which the Company has also completed, the size and complexity of the problem and details of the effort necessary to address the Year 2000 issues are assessed. Although the awareness and assessment phases are completed, the Company continues to evaluate new issues as they arise. In the renovation phase, which the Company has substantially completed, the required incremental changes to hardware and software components are tested. In the validation phase, which the Company has also substantially completed, the hardware and software components are tested.

         The Company is utilizing both internal and external resources to identify, correct or reprogram, and test its systems for Year 2000 compliance. The Company has identified 14 vendors and 58 software applications which management believes are material to the Bank's operations. Based on information received from its vendors and testing results, the Company believes approximately 79% of such vendors are Year 2000 compliant as of December 31, 1998. Testing of the critical system applications for the core banking product provided by the Company's primary vendor was completed and the results verified during November and December 1998. The core banking product includes software solutions for general ledger, accounts payable, automated clearing house, certificates of deposit and individual retirement accounts, commercial, mortgage and installment loans, checking and savings accounts, proof of deposit applications and ancillary support products.

         The Company has identified three vendors which the Company does not believe are fully Year 2000 compliant as of December 31, 1998. Each of these vendors has advised the Company that it has completed the evaluation and renovation stages of Year 2000 compliance and is scheduled to begin implementation and validation in January 1999 and to complete the final validation phase by June 30, 1999.

         The Company is also making efforts to ensure that its customers, particularly its significant customers, are aware of the Year 2000 problem. The Company has sent Year 2000 correspondence to the Bank's significant deposit and loan customers. A customer of the Bank is deemed significant if the customer possesses any of the following characteristics:

-       Total indebtedness to the Bank of $750,000 or more.

-       Credit risk rating of five (substandard) or higher.

- The customer's business is dependent on the use of high technology and/or the electronic exchange of information.

- The customer's business is dependent on third party providers of data processing services or products.

- An average ledger deposit balance greater than $50,000 and more than 12 transactions during a month.

The Company has amended its credit authorization documentation to include consideration of the Year 2000 problem. The Company assesses its significant customer's Year 2000 readiness and assigns the customer an assessment of "low," "medium" or "high" risk. Risk evaluation of the Bank's significant customers was substantially completed by December 31, 1998. Any depositor determined to have a high risk is scheduled for an evaluation by the Bank every 90 days until the customer can be assigned a low risk assessment. Any depositor determined by the Bank to have medium risk is scheduled for a follow-up evaluation by March 31, 1999.

         Because of the range of possible issues and large number of variables involved, it is impossible to quantify the total potential cost of Year 2000 problems or to determine the Company's worst-case scenario in the event the Company's Year 2000 remediation efforts or the efforts of those with whom it does business are not successful. In order to deal with the uncertainty associated with the Year 2000 problem, the Company has developed a contingency plan to address the possibility that efforts to mitigate the Year 2000 risk are not successful either in whole or part. These plans include manual processing of information for critical information technology systems and increased cash on hand. The contingency plans are expected to be completed by March 31, 1999, after which the appropriate implementation training is scheduled to take place.

         As of September 30, 1998, the Company has incurred $200,000 in Year 2000 costs, which have been expensed as incurred. Year 2000-related costs have been funded from the continuing operations of the Company and, as of September 30, 1998, have constituted approximately 22% of the Company's information systems budget for 1998. The Company estimates that its costs to complete Year 2000 compliance will be approximately $100,000. This estimate includes the cost of purchasing hardware and licenses for software programming tools, the cost of the time of internal staff and the cost of consultants. The estimate does not include the time that internal staff are devoting to testing programming changes. Testing is not expected to add significant incremental costs. Certain information system projects at the Company have been deferred as a result of the Company's Year 2000 compliance efforts. However, these deferrals are not expected to have a material effect on the Company's business.


QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

         The Company's primary component of market risk is interest rate volatility. Fluctuation in interest rates will ultimately impact both the level of interest income and interest expense recorded on a large portion of the Company's assets and liabilities, and the fair market value of interest earning assets and interest-bearing liabilities, other than those which possess a short term to maturity. Because the Company's interest-bearing liabilities and interest-earning assets are with the Bank, the Company's interest rate risk exposure is in connection with the Bank's operations. As a result, all significant interest rate risk management procedures are performed at the Bank level. Based upon the nature of its operations, the Bank is not subject to foreign currency exchange or commodity price risk. The Company does not own any trading assets. See "-Asset Quality."

         The fundamental objective of the Company's management of its assets and liabilities is to enhance the economic value of the Company while maintaining adequate liquidity and an exposure to interest rate risk deemed acceptable by the Company's management. The Company manages its exposure to interest rate risk through adherence to maturity, pricing and asset mix policies and procedures designed to mitigate the impact of changes in market interest rates. The Bank's profitability is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and securities, and its interest expense on interest-bearing liabilities, such as deposits and borrowings.

         The formal policies and practices adopted by the Bank to monitor and manage interest rate risk exposure measure risk in two ways: (i) repricing opportunities for earning assets and interest-bearing liabilities and (ii) changes in net interest income for declining interest rate shocks of 100 basis points.

         The following table sets forth, as of December 31, 1997, the distribution of repricing opportunities for the Company's earning assets and interest-bearing liabilities, the GAP between repricing earning assets and interest-bearing liabilities, the cumulative GAP, the ratio of rate sensitive assets to rate sensitive liabilities for each repricing interval, and the cumulative GAP to total assets.


                                                   3 Months to One        One to Five
                                Within 3 Months         Year                  Years              Five Plus Years        Total
                                ---------------      -----------         ------------            ---------------         -----
                                                                 (dollars in thousands)
EARNING ASSETS:
Investment Securities
Available-for-Sale                  $      0            $      0            $      0               $ 9,037              $ 9,037

Investments
                                       8,675               6,901              32,718                 7,487               55,781
Federal Funds Sold                     6,900                   0                   0                     0                6,900
Net Loans                             83,730               4,250              12,940                 9,671              110,591
                                      ------               -----              ------                 -----              -------
Total Earning Assets                  99,305              11,151              45,658                26,195              182,309
                                      ------              ------              ------                ------              -------
INTEREST-BEARING
LIABILITIES:
Demand Deposits                       42,121                   0                   0                     0               42,121
Savings Deposits                      11,581                   0                   0                     0               11,581
Time Deposits                         58,853              20,314               7,734                     0               86,901
                                      ------              ------              ------                ------              -------
Total Interest-Bearing
Liabilities                          112,555              20,314               7,734                     0              140,603
                                     -------              ------               -----                ------              -------
GAP                                $(13,250)           $ (9,163)             $37,924               $26,195              $41,706
                                   =========           =========             =======               =======              =======
Cumulative GAP                     $(13,250)           $(22,413)             $15,511               $41,706
                                   =========           =========             =======               =======
RSA/RSL                                 .88                 .55                5.90                                        1.30
Cumulative GAP to
Total Earning Assets                 (7.27)%            (12.29)%               8.51%                22.88%



         Because of the Bank's capital position and noninterest-bearing demand deposit accounts, the Bank is asset sensitive. As a result, management anticipates that, in a declining interest rate environment, the Company's net interest income and margin would be expected to decline, and, in an increasing interest rate environment, the Company's net interest income and margin would be expected to increase. However, no assurance can be given that under such circumstances the Company would experience the described relationships to declining or increasing interest rates. Because the Bank is asset sensitive, the Company is generally adversely effected by declining rates rather than rising rates.

         To estimate the effect of interest rate shocks on the Company's net interest income, management uses a model to prepare an analysis of interest rate risk exposure. Such analysis calculates the change in net interest income given a change in the federal funds rate of 100 basis points up or down. All changes are measured in dollars and are compared to projected net interest income. At December 31, 1997, the estimated annualized reduction in net interest income attributable to a 100 basis point decline in the federal fund rate was $369,000 with a similar and opposite result attributable to a 100 basis point increase in the federal fund rate.

         The model utilized by management to create the analysis described in the preceding paragraph uses balance sheet simulation to estimate the impact of changing rates on the annual net interest income of the Bank. The model considers a number of factors, including (i) change in customer and management behavior in response to the assumed rate shock, (ii) the ratio of the amount of rate change for each interest-bearing asset or liability to assumed changes in the federal funds rate based on local market conditions for loans and core deposits and national market conditions for other assets and liabilities and
(iii) timing factors related to the lag between the rate shock and its effect on other interest-bearing assets and liabilities. Actual results will differ when actual customer and management behavior and ratios differ from the assumptions utilized by management in its model. In addition, the model has limited usefulness for the measurement of the effect on annual net interest income resulting from rate changes other than 100 basis points. Management believes that the short duration of its rate-sensitive assets and liabilities contributes to its ability to reprice a significant amount of its rate-sensitive assets and liabilities and mitigate the impact of rate changes in excess of 100 basis points. The model's primary benefit to management is its assistance in evaluating the impact that future strategies with respect to the Bank's mix and level of rate-sensitive assets and liabilities will have on the Company's net interest income.


ITEM 3.  PROPERTIES

         The Company's principal offices and the Bank's main office are housed in a two-story building with approximately 21,000 square feet of space located at 1951 Churn Creek Road, Redding, California, 96002. The Bank owns the building and the 1.25 acres of land on which the building is situated. The Bank also owns the land and building located at 1177 Placer Street, Redding, California, 96002, in which the Bank utilizes approximately 11,650 square feet of space for its banking operations.

         The Company's Roseville loan production office is located in a one-story building with approximately 1,484 square feet of space located at 2400 Professional Drive, Roseville, California. The Company leases the space pursuant to a triple net lease expiring in August 31, 2003.

         The Company's Chico loan production office is located in a one-story building with approximately 600 square feet of space located at 676 East First Avenue, Chico, California, 95926. The Company leases the space pursuant to a lease expiring in March 1999.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of January 25, 1999 by (i) each person who is known by the Company to beneficially own more than five percent of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers (as defined on page 45) and (iv) all directors and executive officers of the Company as a group.



                                Number of Shares of
 Name and Address of               Common Stock
 Beneficial Owner              Beneficially Owned(1)        Percent
 ----------------              ---------------------        -------
Gilbert and Irene Goetz
P. O. Box 493130
Redding, CA  96049 ........            150,240                5.59


Robert C. Anderson(2)
1951 Churn Creek Road
Redding, CA  96002 ........            144,600                5.38
John C. Fitzpatrick(3)
1951 Churn Creek Road
Redding, CA  96002 ........            170,670                6.35
Harry L. Grashoff, Jr.(4)
1951 Churn Creek Road
Redding, CA  96002 ........            142,220                5.29
Welton L. Carrel(5) .......             77,040                2.87
Russell L. Duclos .........             17,082                  *
Kenneth R. Gifford, Jr ....             23,940                  *
Richard W. Green(6) .......             42,000                1.56
Charles E. Metro(7) .......             66,000                2.45
Eugene L. Nichols(8) ......             36,444                1.35
David H. Scott(9) .........              3,432                  *
All directors and executive
officers as a group
(12 persons) ..............            726,428               27.06


-------------
* Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnotes and subject to community property laws, where applicable, the persons named above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Consists of 144,600 shares held by the Anderson Family Revocable Living Trust of which Mr. Anderson is a co-trustee and shares voting and investment power with respect to such shares.


(3) Consists of 119,010 shares held by Pepsi Cola Bottling Company of Northern California, a California limited partnership ("Pepsi"), and 51,660 shares owned by the Pepsi Profit Sharing Plan (the "Pepsi Plan"). Mr. Fitzpatrick is chief executive officer of Carbonated Industries, Inc., the general partner of Pepsi, and may be deemed to share voting and investment power with respect to such shares. Mr. Fitzpatrick is a participant in the Pepsi Plan. Mr. Fitzpatrick disclaims beneficial ownership of such shares except for those shares in which he has a pecuniary interest.


(4) Includes 129,720 shares held jointly with Mr. Grashoff's spouse and 5,640 shares held separately in his spouse's name.

(5) Consists of 76,860 shares held by the Carrel Family Living Trust of which Mr. Carrel is a co-trustee and shares voting and investment power with respect to such shares, and 180 shares held in Mr. Carrel's spouse's name for their grandchildren.

(6) Includes 36,300 shares held in the Green Family Revocable Living Trust of which Mr. Green is a co-trustee and shares voting and investment power with respect to such shares.

(7) Includes 47,250 shares held by Charles E. Metro Investment Co. Profit Sharing Plan (the "Profit Sharing Plan"). Mr. Metro is a trustee of the Profit Sharing Plan and shares voting and investment power with respect to such shares.

(8)     Includes 1,500 shares held by Mr. Nichols' spouse.


(9) Includes 1,645 shares held by the David H. Scott Accountancy Corporation 401(k) Plan (the "401(k) Plan"). Mr. Scott is a trustee of the 401(k) Plan and shares voting and investment power with respect to such shares.


ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

         The Company's directors and executive officers, and their ages as of January 25, 1999, are as follows:




                         Name                               Age              Position(s)
                         ----                               ---              -----------
Robert C. Anderson....................................      65       Chairman of the Board
Russell L. Duclos.....................................      59       President, Chief Executive Officer
                                                                     and Director
Michael C. Mayer......................................      42       Executive Vice President and Chief
                                                                     Credit Officer
Linda J. Miles........................................      45       Executive Vice President, Chief Financial
                                                                     Officer and Assistant Secretary
Welton L. Carrel......................................      61       Director
John C. Fitzpatrick...................................      63       Director
Kenneth R. Gifford, Jr................................      53       Director
Harry L. Grashoff, Jr.................................      63       Director
Richard W. Green......................................      69       Director
Charles E. Metro......................................      69       Director
Eugene L. Nichols.....................................      64       Director
David H. Scott........................................      54       Director


         Robert C. Anderson has served as Chairman of the Board of the Company since the Company's incorporation in January 1982 and is a member of the loan, marketing, executive compensation, asset/liability, audit, long range planning and executive committees of the Board. Mr. Anderson is a member of the Redding City Council.

         Russell L. Duclos has served as President, Chief Executive Officer and a director of the Company since July 1997. From 1982 to July 1997, he served as Chief Credit Officer of the Company. Mr. Duclos presently serves on the executive, loan, marketing and long range planning committees of the Board of Directors.


         Michael C. Mayer joined the Company in April 1997 and has served as Executive Vice President and Chief Credit Officer of the Company since July 1997. From 1993 to April 1997, Mr. Mayer was Senior Vice President and Senior Loan Officer of Mid Valley Bank, a community bank located in Red Bluff, California. From 1990 to 1993, he was a Vice President and Commercial Lender of River City Bank, a community bank in Sacramento, California. Mr. Mayer serves on the loan, executive, asset/liability and marketing committees of the Board of Directors.


         Linda J. Miles has served as Executive Vice President, Chief Financial Officer and Assistant Secretary of the Company since October 1989. Ms. Miles attends all meetings of committees of the Board of Directors. From 1980 to 1989, she served as Chief Financial Officer of Scott Valley Bank, a community bank located in Yreka, California.

         Welton L. Carrel has served as a director of the Company since January 1982. Mr. Carrel is retired. From 1961 to 1989, he was President of Western Business Equipment d.b.a. Carrel's Office Machines. Mr. Carrel serves as chairman of the asset/liability committee and is a member of the audit, long range planning and marketing committees of the Board of Directors.

         John C. Fitzpatrick has been a director of the Company since January 1982. Mr. Fitzpatrick has served as President and Chief Executive Officer of Pepsi Cola Bottling Company of

Northern California since 1986 and Chief Executive Officer of Carbonated Industries since its inception in 1986. From 1962 to 1985, Mr. Fitzpatrick was President and Chief Executive Officer of McCall's Dairy Milk and Ice Cream. Mr. Fitzpatrick also serves as Secretary of John Fitzpatrick & Sons, Inc., a Property Investment Company. Mr. Fitzpatrick serves on the executive, long range planning and audit committees of the Board of Directors.

         Kenneth R. Gifford, Jr. has served as a director of the Company since January 1998. Mr. Gifford has been a director, President and Chief Executive Officer of Gifford Construction, Inc. since 1972. Mr. Gifford serves on the audit, executive compensation, long range planning and marketing committees of the Board of Directors.

         Harry L. Grashoff, Jr. has served as a director of the Company since January 1982. From 1982 to July 1997, Mr. Grashoff was President and Chief Executive Officer of the Company. Mr. Grashoff serves on the executive, loan, long range planning, asset/liability and marketing committees of the Board of Directors.

         Richard W. Green has been a director of the Company since January 1982. Mr. Green has been retired since 1991. From 1955 to 1991, he served as Vice President and General Manager of California-Oregon Broadcasting Company, Inc., a television and radio broadcasting company. Mr. Green serves as chairman of the loan committee and the marketing committee, and is a member of the executive, long range planning, executive compensation and asset/liability committees of the Board of Directors.

         Charles E. Metro has been a director of the Company since January 1982. Mr. Metro is President of Charles E. Metro Investment Co., a real estate investment and development company, a position he has held for more than five years. Mr. Metro serves on the loan and long range planning committees of the Board of Directors.

         Eugene L. Nichols has been a director of the Company since January 1982. He is a General Partner and Chief Executive Officer of Nichols, Melburg and Rossetto and Associates, an architectural firm, a position he has held since 1981. Mr. Nichols serves on the audit, long range planning and marketing committees of the Board of Directors.

         David H. Scott has been a director of the Company since April 1997. He is Managing Partner of D. H. Scott & Company, a public accounting firm, a position he has held since 1986. Mr. Scott serves on the audit, asset/liability, executive compensation and loan committees of the Board of Directors.

ITEM 6.           EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth certain summary information concerning compensation paid to the Company's Chief Executive Officer and two other officers who were serving as executive officers on December 31, 1997, and whose aggregate salary and bonus exceeded $100,000 in fiscal 1997 (the "Named Executive Officers") and for each of the fiscal years ended December 31, 1996, and 1995.

                                           SUMMARY COMPENSATION TABLE
                                                                                              Long-Term
                                                                                            Compensation
                                                                                               Awards
                                                    Annual Compensation
                                      --------------------------------------------------     Securities       All Other
                                                                                             Underlying       Compensa-
   Name and Principal Position        Year      Salary ($)     Bonus ($)    Other ($)(3)    Options (#)      tion ($)(4)
   ---------------------------        ----      ----------     ---------    ------------    ------------     -----------
Harry L. Grashoff, Jr.                1997       $130,263            --       $5,000               --          $2,342
President and Chief Executive         1996       $115,000      $116,000       $5,000               --          $2,342
Officer(1)                            1995       $110,000      $110,000       $5,000               --          $2,342

Russell L. Duclos                     1997       $100,000(2)   $ 80,000       $5,000               --          $2,342
President and Chief Executive         1996       $ 77,500      $ 62,500       $5,000               --          $2,342
Officer                               1995       $ 75,000      $ 57,000       $5,000               --          $2,342

Linda J. Miles                        1997       $ 80,000      $ 70,000       $5,000               --          $2,342
Executive Vice President and          1996       $ 72,500      $ 62,500       $5,000               --          $2,342
Chief Financial Officer               1995       $ 70,000      $ 57,000       $5,000               --          $2,342

---------------------

(1) Mr. Grashoff retired as President and Chief Executive Officer of the Company on June 30, 1997 and was succeeded by Russell L. Duclos.

(2) Includes $15,400 deferred by Mr. Duclos pursuant to the Company's Directors Deferred Compensation Plan.

(3) Represents an automobile for business use, for which the Company pays all expenses, and membership expenses in connection with the use of a private club for business purposes, particularly for the purpose of entertaining the Bank's customers. The officers may have derived some personal benefit from the use of such automobiles and membership. The Company, after reasonable inquiry, believes that the value of any personal benefit not directly related to job performance which is derived from the personal use of such automobile and membership does not exceed $5,000 per year in the aggregate for any single executive officer.

(4)      Represents health insurance premiums paid by the Company.


OPTION GRANTS IN LAST FISCAL YEAR

     No options were granted to the Company's Named Executive Officers during the fiscal year ended December 31, 1997.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE TABLE

     No options were exercised by the Named Executive Officers during the fiscal year ended December 31, 1997, and none held unexercised options at December 31, 1997.

EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement with Russell L. Duclos, the President and Chief Executive Officer of the Company. The agreement may be terminated by either the Company or Mr. Duclos, with or without cause or notice. Unless sooner terminated, the agreement shall automatically terminate on June 30, 2000. Pursuant to the agreement, Mr. Duclos' initial base salary shall be $100,000 per year and shall be reviewed and adjusted annually. The agreement also provides that Mr. Duclos shall be eligible to receive profit sharing compensation pursuant to the Company's Incentive Profit Sharing Plan. The Company also agreed to provide Mr. Duclos with the following additional benefits: (i) an automobile and payment of all necessary and customary expenses therefor, (ii) a proprietary membership and monthly dues in the Riverview Country Club for use by Mr. Duclos for business development and (iii) an annual paid vacation of four weeks. In the event Mr. Duclos is terminated by the Company for a reason other than cause, the Company is obligated to pay Mr. Duclos an amount equal to twice his then annual base salary, which amount is required to be paid over a period of one year.

COMPENSATION OF DIRECTORS

     Each outside director of the Company receives $850 for each Board of Directors meeting attended, $500 for each meeting not attended, $250 for each loan committee meeting attended and $200 for each other committee meeting attended. The Chairman of the Board is paid an additional $700 per month, regardless of the number of meetings attended. Directors are eligible to participate in the Company's 1998 Stock Option Plan, as determined by the Executive Compensation Committee.

INCENTIVE PROFIT SHARING PLAN

     The Board of Directors of the Company adopted an Incentive Profit Sharing Plan in July 1983, which will remain in effect until terminated by the Board of Directors. The Incentive Profit Sharing Plan provides that bonuses are computed on the Company's profits after a 20% return to shareholders, before taxes, less any gain on investment securities plus any loss on investment securities sold. The bonus is paid on the first day of each calendar quarter as to 70% of the bonus earned for the previous calendar quarter. Upon receipt of the certified annual statement, the incentive bonus is adjusted and the remainder of the bonus earned, if any, is paid to the recipients thereof.

     The participants in the plan are the Company's President and Chief Executive Officer, Russell L. Duclos, as to 3.05% of the profits as defined above; Michael Mayer, Executive Vice President and Chief Credit Officer, as to 2.45% of such profits; and Linda J. Miles, Executive Vice President and Chief Financial Officer as to 2.55% of such profits. The remainder of the Company's employees may receive up to 12% of the profits at the discretion of the President of the Company.

DIRECTORS DEFERRED COMPENSATION PLAN

     Effective January 1993, the Board of Directors adopted the Directors Deferred Compensation Plan (the "Deferred Compensation Plan") pursuant to which each director of the Company may elect to defer all or any part of the compensation to which such director would be entitled as a director such as director's fees or committee fees. An election to defer compensation continues in
                                       49
effect until revoked and deferred compensation, together with interest thereon, is payable to the director or his or her beneficiary within 30 days after the date of death or resignation unless the director has designated an optional installment method of payment over a period of up to ten years. Pursuant to the Deferred Compensation Plan, each director may designate one or more beneficiaries to receive amounts due such director upon such director's death. Interest on amounts deferred is credited on a monthly basis and compounded at a rate equal to .5% above the Bank's reference rate, which is set on July 1 of each year. If the Bank changes the method of computing its reference rate, then the Deferred Compensation Plan provides that the Bank's reference rate will be replaced by the prime rate published in the West Coast edition of the Wall Street Journal. The Deferred Compensation Plan may be terminated by the Company at any time with respect to compensation earned on or after the termination date.

1998 STOCK OPTION PLAN

     On February 17, 1998, the Board of Directors adopted the 1998 Stock Option Plan (the "Plan"), which was approved by the Company's shareholders on April 21, 1998. The Plan provides for awards in the form of options (which may constitute incentive stock options ("Incentive Options") under Section 422(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options ("NSOs")) to key personnel of the Company, including the Directors of the Company or any subsidiary. The Plan is not qualified under section 401(a) of the Code or subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. The Plan provides that Incentive Options under the Plan may not be granted at less than 100% of fair market value of the Company's Common Stock on the date of the grant, which means the recipient receives no benefit unless the Company's Common Stock price increases over the option term. Under the terms of the Plan, NSOs may not be granted at less than 85% of the fair market value of the Common Stock on the date of the grant. The purpose of the Plan is to promote the long-term success of the Company and the creation of shareholder value by (i) encouraging key personnel to focus on critical long range objectives, (ii) increasing the ability of the Company to attract and retain key personnel and (iii) linking key personnel directly to shareholder interests through increased stock ownership. A total of 540,000 shares of the Company's Common Stock are available for grant under the Plan. If an option granted under the Plan expires, is canceled, forfeited or terminates without having been fully exercised, the unpurchased shares which were subject to that option again become available for the grant of additional options under the Plan.


     The Plan is administered by the Executive Compensation Committee of the Board of Directors. Subject to the terms of the Plan, the Executive Compensation Committee determines the number of options in the award as well as the vesting and all other conditions. The Plan provides that all options under the Plan shall vest at a rate of at least 20% per year from the date of the grant. Vesting may be accelerated in the event of an optionee's death, disability, or retirement, or in the event of a change in control. As of January 25, 1999, the Company had outstanding options to purchase an aggregate of 411,000 shares of the Company's Common Stock at exercises prices ranging from $9.07 to $10.67 per share or a weighted average exercise price per share of $9.62.


INDEMNIFICATION MATTERS

     The Company's bylaws provide for indemnification of the Company's directors, officers, employees and other agents of the Company to the extent and under the circumstances permitted by the California General Corporation Law. The Company's bylaws also provide that the Company shall have the power to purchase and maintain insurance covering its directors, officers and employees against any liability asserted against any of them and incurred by any of them, whether or not the Company would have the power to indemnify them against such liability under the provisions of applicable law or the provisions of the Company's bylaws.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Executive Compensation Committee of the Board of Directors consists of five directors, none of whom is an officer or employee of the Company.

                        REPORT ON EXECUTIVE COMPENSATION

     The Company's compensation programs and policies applicable to its executive officers are administered by the Executive Compensation Committee of the Board of Directors. The Executive Compensation Committee is made up entirely of nonemployee directors. The members of the Executive Compensation Committee are Robert C. Anderson, John C. Fitzpatrick, Richard W.
Green, David H. Scott and Kenneth R. Gifford.

            COMPENSATION PHILOSOPHY AND POLICIES

     The Company's compensation programs and policies are designed to enhance shareholder value by aligning the financial interests of the executive officers of the Company with those of the Company's shareholders. The Company has established an Executive Compensation Committee, which meets annually to review the salaries of executive officers. It is the Committee's responsibility to reestablish the base salary and propose adjustments to the incentive compensation portion, and establish a discretionary bonus plan if all performance objectives are met. Income arising under the Company's 1998 Stock Option Plan currently does not qualify as performance-based compensation. The Company intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, the Company's compensation philosophy and the Company's best interests, including compensation that may not be deductible.

            COMPONENTS OF EXECUTIVE OFFICER COMPENSATION

     There are four primary components of executive compensation: base salary, incentive bonus, discretionary bonus and, commencing in 1998, the Plan.

            Base Salary

     The annual base salaries of executive officers are reviewed by the Executive Compensation Committee, taking into consideration the competitive level of salaries in the industry, the overall performance of the Company, the performance of the portfolio and department under the executive officer's management control and the individual executive officer's contribution and performance.

     The base salary for the Chief Executive Officer was determined by (i) examining the Company's performance against its preset goals, (ii) comparing the Company's performance against its competitors, (iii) evaluating the effectiveness and performance of the Chief Executive Officer and (iv) comparing the base salary of the Chief Executive Officer to that of other chief executive officers in the business banking industry.

            Incentive Bonus Plan

     The Company's 1997 Incentive Bonus Plan (the "Bonus Plan") was a cash-based incentive bonus program. The Bonus Plan provides that bonuses are computed on the Company's profit after a 20% return to shareholders, before income taxes, less any gain on investments securities sold and plus any losses on investment securities sold. The cash incentive is paid the first week of each calendar quarter as to 70% of the incentive earned for the previous calendar quarter. The corporation on its certified annual financial statement makes an adjustment of the incentive bonuses upon receipt. Upon receipt of the statement, the incentive bonus is adjusted, and the remainder of the bonus, if any, is paid to the recipients thereof. The Company's President & Chief Executive Officer earns 3.05% of the profits as defined above, the Company's Executive Vice President and Chief Credit Officer earns 2.45% of the profits, and the Company's Executive Vice President and Chief Financial Officer earns 2.55% of the profits.

            Stock Options

     Under the Company's compensation philosophy, ownership of the Company's Common Stock is a key element of executive compensation. The grant of a stock option is intended to retain and motivate key executives and to provide a direct link with the interest of the shareholders of the Company. In general, stock option grants are determined based on (i) prior award levels, (ii) total awards received to date by the individual executives, (iii) the total stock award to be made and the executive's percentage participation in that award, (iv) the executive's direct ownership of Company Common Stock, (v) the number of options vested and nonvested and (vi) the options outstanding as a percentage of total shares outstanding.

                           Respectfully submitted,

                           Robert C. Anderson
                           John C. Fitzpatrick
                           Richard W. Green
                           David H. Scott
                           Kenneth R. Gifford


ITEM 7.     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Some of the directors, officers and principal shareholders of the Company and their associates were customers of and had banking transactions with the Bank in the ordinary course of the Bank's business during 1997 and the Bank expects to have such transactions in the future. All loans and commitments to loans included in such transactions were made in compliance with the applicable laws on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons of similar creditworthiness, and in the opinion of the Company, did not involve more than a normal risk of collectibility or present other unfavorable features.


ITEM 8.     LEGAL PROCEEDINGS

     The Company and its subsidiaries are involved in various legal actions arising in the ordinary course of business. The Company believes that the ultimate disposition of all currently pending matters will not have a material adverse effect on the Company's financial condition or results of operations.


ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     The Company's Common Stock is not listed on any stock exchange or quoted on the NASDAQ and there is no established public trading market for the Company's Common Stock. The Company is aware that Van Kasper & Company located at 600 California Street, Suite 1700, San Francisco, California 94108, handles trades in the Company's Common Stock.

     The following table, which summarizes trading activity during the Company's last two fiscal years and the nine month period ended September 30, 1998, is based on information provided by Van Kasper & Company. The quotations reflect the price that would be received by the seller without retail mark-up, mark-down or commissions and may not have represented actual transactions.

                                        Sales Price
                                --------------------------
Quarter Ended:                  High                Low                Volume
--------------                  ----                ---                ------
March 31, 1996                  $ 8.33              $ 8.00             18,450
June 30, 1996                   $10.33              $10.33                600
September 30, 1996                  --                  --                --
December 31, 1996               $11.33              $10.67             14,130

March 31, 1997                  $10.67              $10.67              2,175
June 30, 1997                   $10.67              $10.67             32,280
September 30, 1997              $10.83              $10.33             19,914
December 31, 1997               $11.42              $10.00             26,223

March 31, 1998                  $11.33              $10.67              4,440
June 30, 1998                   $11.42              $10.75                648
September 30, 1998              $16.00              $16.00                426


     On October 22, 1998, the Company paid a $.50 per share cash dividend to shareholders of record on October 1, 1998. On October 22, 1997, the Company paid a $.33 per share cash dividend to shareholders of record as of October 1, 1997, and on October 22, 1996, the Company paid a $.25 per share cash dividend to shareholders of record as of October 1, 1996.


     As of January 25, 1999, there were approximately 298 holders of record of the Company's Common Stock.

     As of January 25, 1999, the Company had options outstanding to purchase an aggregate of 411,000 shares of Common Stock at exercise prices ranging from $9.07 to $10.67 per share or a weighted average exercise price per share of $9.62, and 540,000 shares reserved for issuance pursuant to the Company's 1998 Stock Option Plan.

     As of January 25, 1999, the Company had issued and outstanding 2,684,103 shares of Common Stock, approximately 1,957,675 of which are eligible for sale in the public market without restriction by persons other than affiliates of the Company under the Securities Act, and 726,428 of which are eligible for sale in the public market pursuant to Rule 144 under the Securities Act. In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of restricted securities from the Company or any affiliate of the Company, a person (or persons whose shares are aggregated) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the number of then outstanding shares of Common Stock (26,841 shares as of January 25, 1999) and (ii) the average weekly trading volume of Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sales provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the date of acquisition of restricted securities from the Company or any affiliate of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person (or persons whose shares are aggregated) would be entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, notice requirements and the availability of current public information requirements. An "affiliate" of an entity is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with such entity and may include officers and directors, principal shareholders and certain shareholders with special relationships. The foregoing is a summary of Rule 144 and is not intended to be a complete description of it.

ITEM 10.    RECENT SALES OF UNREGISTERED SECURITIES

     In each of 1995 and 1998, outstanding options to purchase 6,000 shares of the Company's Common Stock were exercised. The options were issued pursuant to the Company's 1982 Stock Option Plan which was terminated in April 1992. As of October 30, 1998, there were no options outstanding under the 1982 Stock Option Plan.

     The Company relied on the exemption provided by Section 3(a)(11) of the Securities Act in connection with the exercise of outstanding options in 1995 and 1998. The persons who exercised the options were all residents of the State of California and the Company is a California corporation doing business in the State of California.


ITEM 11.    DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

COMMON STOCK


     The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, no par value (the "Common Stock"). As of January 25, 1999, there were issued and outstanding 2,684,103 shares of Common Stock.


VOTING RIGHTS

     The holders of the Company's Common Stock are entitled to one vote per share on all matters requiring shareholder action, except that in connection with the election of directors, the shares may be voted cumulatively if a nominee's or nominee's name(s) have been properly placed in nomination prior to the voting and a shareholder present at the meeting has given notice of his or her intention to vote his or her shares cumulatively. If a shareholder has given such notice, then all shareholders entitled to vote for the election of directors may cumulate their votes. Cumulative voting entitles a shareholder to give one or more nominees as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder, or to distribute his or her votes on the same principle between two or more nominees as he or she sees fit.

     The holders of Common Stock have no preemptive or other rights and there are no redemption, sinking fund or conversion privileges applicable thereto. The holders of Common Stock are entitled to receive dividends as and when declared by the Board of Directors out of funds legally available therefore, subject to the restrictions by its regulators. See "Business-Supervision and Regulation-Restrictions on Dividends and Other Distributions." Upon liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities.

     The Company's transfer agent is ChaseMellon Shareholder Services, 235 Montgomery Street, 23rd Floor, San Francisco, California.


ITEM 12.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 317 of the California General Corporation Law provides for the indemnification of officers, directors and other corporate agents, subject to limited exceptions, against liabilities arising by reason of their status or services as an officer, director or corporate agent. The indemnification law of the State of California generally allows indemnification in matters not involving the right of the corporation, to an agent of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation, and in the case of a criminal matter, had no reasonable cause to believe the conduct of such person was unlawful. California law, with respect to matters involving the right of a corporation, allows indemnification of an agent of the corporation, if such person acted in good faith, in a manner such person believed to be in the best interests of the corporation and its shareholders; provided that there shall be no indemnification for (i) amounts paid in settling or otherwise disposing of a pending action without court approval, (ii) expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval,
(iii) matters in which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which the proceeding is or was pending shall determine that such person is entitled to be indemnified or (iv) other matters specified in the California General Corporation Law.

     Section 12 of Article III of the Company's bylaws (Exhibit 3.2 hereto) provides for indemnification of the Company's directors, officers, employees and other agents of the Company to the extent and under the circumstances permitted by the California General Corporation Law. The Company's bylaws also provide that the Company shall have the power to purchase and maintain insurance covering its directors, officers and employees against any liability asserted against any of them and incurred by any of them, whether or not the Company would have the power to indemnify them against such liability under the provisions of applicable law or the provisions of the Company's bylaws.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 13.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


INDEX TO CONSOLIDATED FINANCIAL STATEMENTS COVERED BY REPORT OF INDEPENDENT AUDITORS

                                                                                                     Page
                                                                                                     ----
Report of KPMG Peat Marwick LLP, Independent Auditors' Report                                         54
Consolidated Balance Sheets                                                                           55
Consolidated Statements of Income                                                                     56
Consolidated Statements of Stockholders' Equity                                                       57
Consolidated Statements of Cash Flows                                                                 58
Notes to Consolidated Financial Statements                                                            59

All schedules are omitted since the required information is not present or not present in amounts sufficient to require submission of the schedule or because the information required is included in the Consolidated Financial Statements or Notes thereto.


INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                     Page
                                                                                                     ----
Unaudited Condensed Consolidated Balance Sheets                                                       83
Unaudited Condensed Statements of Income                                                              84
Unaudited Condensed Statements of Shareholders' Equity                                                85
Unaudited Condensed Statements of Cash Flows                                                          86
Notes to Unaudited Condensed Consolidated Financial Statements                                        87

All schedules are omitted since the required information is not present or not present in amounts sufficient to require submission of the schedule or because the information required is included in the Unaudited Condensed Consolidated Financial Statements thereto.

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Redding Bancorp and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Redding Bancorp and subsidiaries (the Bank) as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Redding Bancorp and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


January 21, 1998, except as to note 12,
which is as of June 16, 1998

                        REDDING BANCORP AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1996


                     ASSETS                                                 1997                    1996
                                                                        ------------            ------------
Cash and due from banks (note 2)                                        $ 11,431,374              11,970,652
Federal funds sold                                                         6,900,000               6,780,000
Investment securities available-for-sale, at market (note 3)              55,780,926              49,883,352
Investment securities held-to-maturity, at cost
   (aggregate market value of $9,081,482 in 1997 and
   $2,111,613 in 1996) (note 3)                                            9,037,300               2,168,712
Loans, net (note 4)                                                      110,591,206             109,059,282
Bank premises and equipment, net (note 5)                                  5,842,379               5,855,591
Other assets (note 6)                                                      5,237,155               6,670,925
                                                                        ------------            ------------
           Total assets                                                 $204,820,340             192,388,514
                                                                        ============            ============

      LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
   Demand - noninterest bearing                                         $ 40,069,672              31,116,937
   Demand - interest bearing                                              42,121,317              36,418,044
   Savings                                                                11,580,784              12,456,486
   Certificates of deposits (note 7)                                      86,901,502              91,376,502
                                                                        ------------            ------------

                                                                         180,673,275             171,367,969

Other liabilities (note 8)                                                 2,322,480               1,840,702
                                                                        ------------            ------------

           Total liabilities                                             182,995,755             173,208,671
                                                                        ------------            ------------

Shareholders' equity (notes 10, 11, 12, 13 and 17):
   Common stock, no par value; 10,000,000 shares
      authorized; 2,684,103 shares issued and
      outstanding in 1997 and 2,701,416 shares issued
      and outstanding in 1996                                              4,561,821               4,561,821
   Retained earnings                                                      17,108,836              14,526,071
   Accumulated other comprehensive income, net                               153,928                  91,951
                                                                        ------------            ------------

           Total stockholders' equity                                     21,824,585              19,179,843

   Commitments and contingencies (note 16)
                                                                        ------------            ------------
           Total liabilities and stockholders' equity                   $204,820,340             192,388,514
                                                                        ============            ============

See accompanying notes to consolidated financial statements.

                        REDDING BANCORP AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                            1997                  1996                   1995
                                                       -----------            -----------             -----------
Interest income:
  Interest and fees on loans                           $11,519,475             12,023,193              12,624,135
  Interest on tax exempt securities                        292,038                367,189                 258,253
  Interest on U.S. government securities                 3,008,859              2,319,742               1,316,215
  Interest on federal funds sold                           568,784                601,798                 698,820
  Interest on other securities                             375,446                253,494                 224,378
                                                       -----------            -----------             -----------

           Total interest income                        15,764,602             15,565,416              15,121,801
                                                       -----------            -----------             -----------
Interest expense:
  Interest on demand deposits                              856,979                813,823                 876,768
  Interest on savings deposits                             342,839                317,479                 314,379
  Interest on time deposits                              5,134,417              5,666,898               5,190,709
                                                       -----------            -----------             -----------

           Total interest expense                        6,334,235              6,798,200               6,381,856
                                                       -----------            -----------             -----------

           Net interest income                           9,430,367              8,767,216               8,739,945

Provision for loan losses (note 4)                       1,023,500              2,160,000               1,045,000
                                                       -----------            -----------             -----------
           Net interest income after
              provision for loan losses                  8,406,867              6,607,216               7,694,945
                                                       -----------            -----------             -----------
Other income:
  Service charges on deposit accounts                      212,034                187,150                 180,531
  Other income                                             369,537                310,891                 262,672
  Gain (loss) on sale of investment
     securities                                              4,807                (58,280)                     --
  Credit card service income                             2,049,411              1,638,768               1,254,641
                                                       -----------            -----------             -----------

           Total other income                            2,635,789              2,078,529               1,697,844
                                                       -----------            -----------             -----------
Other expenses:
  Salaries and related benefits                          3,024,280              2,753,986               2,641,257
  Net occupancy and equipment expense                      796,085                813,619                 645,721
  FDIC insurance premium                                    40,799                  7,638                 158,667
  Data processing and professional services                283,296                255,594                 250,099
  Other expenses                                         1,110,760                788,741               1,014,466
                                                       -----------            -----------             -----------

           Total other expenses                          5,255,220              4,619,578               4,710,210
                                                       -----------            -----------             -----------

Income before income taxes                               5,787,436              4,066,167               4,682,579

Provision for income taxes (note 9)                      2,129,741              1,450,863               1,751,828
                                                       -----------            -----------             -----------

           Net income                                  $ 3,657,695              2,615,304               2,930,751
                                                       ===========            ===========             ===========

           Basic earnings per share
              (note 13)                                $      1.36                   0.97                    1.08
                                                       ===========            ===========             ===========
           Diluted earnings per share
              (note 13)                                $      1.35                   0.97                    1.08
                                                       ===========            ===========             ===========

See accompanying notes to consolidated financial statements.

                        REDDING BANCORP AND SUBSIDIARIES

                 Consolidated Statements of Shareholders' Equity

                  Years Ended December 31, 1997, 1996 and 1995



                                                                         COMMON STOCK
                                                               ---------------------------    COMPREHENSIVE
                                                                 SHARES           AMOUNT          INCOME
                                                               ----------       ----------       --------

Balance at December 31, 1994                                      2,701,416     $4,561,821

Comprehensive income:
    Net income                                                                                 $ 2,930,751
    Other comprehensive income, net of tax:
       Unrealized holding gains arising during period, net of
         tax effect of $348,654                                                                    631,176
                                                                                                ----------

                 Other comprehensive income                                                        631,176
                                                                                                ----------

                 Comprehensive income                                                          $ 3,561,927
                                                                                               ===========

Cash dividends ($0.25 per share)
Stock options exercised                                               6,000         35,000
Redemption of common stock                                           (6,000)       (35,000)
                                                                 ----------     ----------
Balance at December 31, 1995                                      2,701,416      4,561,821

Comprehensive income:
    Net income                                                                                $  2,615,304
    Other comprehensive income, net of tax:
       Unrealized holding losses arising during period, net of
         tax effect of $12,835                                                                     (21,921)
       Less:  reclassification adjustment for losses included
         in net income, net of tax effect of $10,790                                               (18,428)
                                                                                                ----------
                 Other comprehensive income                                                         (3,493)
                                                                                                ----------
                 Comprehensive income                                                         $  2,611,811
                                                                                                ==========

Cash dividends ($0.25 per share)
Stock options exercised                                               6,000         23,000
Redemption of common stock                                          (6,000)        (23,000)
                                                                 ----------     ----------
Balance at December 31, 1996                                      2,701,416      4,561,821

Comprehensive income:
    Net income                                                                                $  3,657,695
    Other comprehensive income, net of tax:
       Unrealized holding gains arising during period, net of
         tax effect of $37,713                                                                      65,019
       Less:  reclassification adjustment for gains included
         in net income, net of tax effect of $1,765                                                  3,042
                                                                                                ----------
                 Other comprehensive income                                                         61,977
                                                                                                ----------
                 Comprehensive income                                                         $  3,719,672
                                                                                                ==========

Cash dividends ($0.33 per share)
Repurchase and retirement of common stock                          (17,313)
                                                                 ----------     ----------
Balance at December 31, 1997                                      2,684,103   $  4,561,821
                                                                 ==========   ============





                                                                                    ACCUMULATED
                                                                                       OTHER
                                                                       RETAINED    COMPREHENSIVE
                                                                       EARNINGS      INCOME, NET      TOTAL
                                                                      ----------     ----------     ----------

Balance at December 31, 1994                                        10,384,724        (535,732)     14,410,813

Comprehensive income:
    Net income                                                       2,930,751                       2,930,751
    Other comprehensive income, net of tax:
       Unrealized holding gains arising during period, net of
         tax effect of $348,654


                 Other comprehensive income                                            631,176         631,176


                 Comprehensive income


Cash dividends ($0.25 per share)                                      (675,354)                       (675,354)
Stock options exercised                                                                                 35,000
Redemption of common stock                                             (31,000)                        (66,000)
                                                                    ----------      ----------      ----------
Balance at December 31, 1995                                        12,609,121          95,444      17,266,386

Comprehensive income:
    Net income                                                       2,615,304                       2,615,304
    Other comprehensive income, net of tax:
       Unrealized holding losses arising during period, net of
         tax effect of $12,835
       Less:  reclassification adjustment for losses included
         in net income, net of tax effect of $10,790

                 Other comprehensive income                                             (3,493)         (3,493)

                 Comprehensive income


Cash dividends ($0.25 per share)                                      (675,354)                       (675,354)
Stock options exercised                                                                                 23,000
Redemption of common stock                                             (23,000)                        (46,000)
                                                                    ----------      ----------      ----------
Balance at December 31, 1996                                        14,526,071          91,951      19,179,843

Comprehensive income:
    Net income                                                       3,657,695                       3,657,695
    Other comprehensive income, net of tax:
       Unrealized holding gains arising during period, net of
         tax effect of $37,713
       Less:  reclassification adjustment for gains included
         in net income, net of tax effect of $1,765

                 Other comprehensive income                                             61,977          61,977

                 Comprehensive income


Cash dividends ($0.33 per share)                                      (900,472)                       (900,472)
Repurchase and retirement of common stock                             (174,458)                       (174,458)
                                                                    ----------      ----------      ----------
Balance at December 31, 1997                                        17,108,836         153,928      21,824,585
                                                                    ==========      ==========      ==========





See accompanying notes to consolidated financial statements.

                        REDDING BANCORP AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                               1997                 1996                 1995
                                                          ------------         ------------         ------------
Cash flows from operating activities:
   Net income                                             $  3,657,695            2,615,304            2,930,751
   Adjustments to reconcile net income to net cash
      provided by operating activities:
         Provision for loan losses                           1,023,500            2,160,000            1,045,000
         Provision for depreciation                            405,597              460,495              306,581
         Amortization of investment premiums and
           accretion of discounts, net                        (295,446)            (162,213)             132,740
         Gain on sale of loans                                 (30,285)             (37,379)             (33,395)
         Gain on sale of equipment                                  --                   --               (1,043)
         Proceeds from sale of loans                         3,972,000            5,479,675            5,244,808
         Loans originated for sale                          (4,002,285)          (5,517,054)          (5,211,413)
         Deferred income taxes, net                           (362,950)            (118,980)            (165,583)
         Decrease (increase) in other assets                 1,848,770           (1,929,039)            (742,323)
         (Decrease) increase in deferred loan fees             (11,400)            (125,150)                 312
         Increase (decrease) in other liabilities              429,728              (64,344)             224,064
                                                          ------------         ------------         ------------

            Net cash provided by operating
               activities                                    6,634,924            2,761,315            3,730,499
                                                          ------------         ------------         ------------
Cash flows from investing activities:
   Proceeds from maturities of available for sale
      securities                                            39,136,648           25,036,404           14,276,000
   Proceeds from sale of available for sale
      securities                                             2,275,042            1,942,500                   --
   Purchases of available for sale securities              (47,824,174)         (35,158,493)         (28,866,054)
   Purchases of mortgage-backed securities
      held-to-maturity                                      (5,996,255)                  --                   --
   Loan originations, net of principal repayments           (2,483,454)           2,595,788          (11,450,638)
   Purchase of premises and equipment                         (392,385)            (680,108)          (2,904,066)
   Proceeds from sale of equipment                                  --                   --               44,583
                                                          ------------         ------------         ------------
            Net cash used by investing activities          (15,284,578)          (6,263,909)         (28,900,175)
                                                          ------------         ------------         ------------

Cash flows from financing activities:
   Net increase in demand deposits and savings
      accounts                                              13,780,306            8,235,542            2,842,426
   Net (decrease) increase in certificates of
      deposit                                               (4,475,000)          (3,736,080)          23,202,527
   Cash dividends                                             (900,472)            (675,354)            (675,354)
   Common stock transactions                                  (174,458)             (23,000)             (31,000)
                                                          ------------         ------------         ------------

            Net cash provided by financing
               activities                                    8,230,376            3,801,108           25,338,599
                                                          ------------         ------------         ------------
            Net (decrease) increase in cash and
               cash equivalents                               (419,278)             298,514              168,923
Cash and cash equivalents at beginning of year              18,750,652           18,452,138           18,283,215
                                                          ------------         ------------         ------------
Cash and cash equivalents at end of year                  $ 18,331,374           18,750,652           18,452,138
                                                          ============         ============         ============

                        REDDING BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1997, 1996 AND 1995



(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       The accounting and reporting policies of Redding Bancorp (the Company) and its wholly owned subsidiaries, Redding Bank of Commerce (the Bank) and Redding Service Corporation, conform with generally accepted accounting principles and general practices within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenue and expenses for the period. Actual results could differ from those estimates. The more significant accounting and reporting policies and estimates applied in the preparation of the accompanying consolidated financial statements are discussed below.


       (a) PRINCIPLES OF CONSOLIDATION

       The consolidated financial statements include the accounts of the Company, the Bank and Redding Service Corporation. All significant intercompany balances and transactions have been eliminated in consolidation.


       (b) INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES

       At the time of purchase of a security, the Bank designates the security as held-to-maturity or available-for-sale, based on its investment objectives, operational needs and ability and intent to hold. The Bank does not engage in trading activity.

       Held-to-maturity securities are recorded at amortized cost, adjusted for amortization or accretion of premiums or discounts. Available-for-sale securities are recorded at fair value with unrealized holding gains and losses, net of the related tax effect, reported as a separate component of stockholders' equity. For the year ended December 31, 1997, there were no transfers between classifications.

       A decline in market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary results in a charge to earnings and the corresponding establishment of a new cost basis for the security. No such declines have occurred.

       Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned. Realized gains and losses for securities

                                                                     (Continued)

                        REDDING BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


       classified as available-for-sale and held-to-maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.


       (c) LOANS

       Loans are stated at the principal amounts outstanding less deferred loan fees and costs and the allowance for loan losses. Interest on commercial, installment and real estate loans is accrued daily based on the principal outstanding.

       Loan origination and commitment fees and certain origination costs are deferred and, if material, the net amount is amortized over the contractual life of the loans as an adjustment of their yield.

       Impaired loans are measured based upon the present value of future cash flows discounted at the loan's effective rate, the loan's observable market price, or the fair value of collateral if the loan is collateral dependent. Interest on impaired loans is recognized on a cash basis.

       Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is discontinued either when reasonable doubt exists as to the full, timely collection of interest or principal or when a loan becomes contractually past-due by ninety days or more with respect to principal or interest.

       When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period income. Accruals are resumed on loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loan is estimated to be fully collectible. Renegotiated loans are those loans on which concessions in terms have been granted because of the borrower's financial or legal difficulties. Interest is generally accrued on such loans in accordance with the new terms.

       (d) SALE OF LOANS

       The Bank has realized gain from the sale of the guaranteed portion of Small Business Administration (SBA) loans. Gains or losses are recognized upon completion of the sales (net of related commissions paid that are directly attributable to the sale), and are based on the differences between the net sales proceeds and the relative fair value of the portion of the loans sold. The Bank carries these loans held for sale at the lower of cost

                                                                     (Continued)

                        REDDING BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


       or market value. The Bank had SBA loans available for sale totaling $8,314,443 and $7,998,512 as of December 31, 1997 and 1996, respectively.

       Certain adjustable rate and fixed rate real estate loans are originated for sale. Such loans held for sale are carried at the lower of cost or market at the balance sheet date or the date on which investors have committed to purchase such loans. To the extent there are recourse provisions, the Bank considers an accrual for all estimated adjustments in connection with the recourse obligation to the buyer. The Bank had real estate loans available for sale totaling $267,150 and $460,800 as of December 31, 1997 and 1996, respectively.


       (e) ALLOWANCE FOR LOAN LOSSES

       The allowance for loan losses is established through a provision charged to expense. Loans are charged off against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb losses inherent in existing loans, standby letters of credit, overdrafts and commitments to extend credit based on evaluations of collectibility and prior loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific problem loans, commitments, and current and anticipated economic conditions that may affect the borrowers' ability to pay. While management uses these evaluations to recognize the provision for loan losses, future provisions may be necessary based on changes in the factors used in the evaluations.

       Material estimates relating to the determination of the allowance for loan losses are particularly susceptible to significant change in the near term. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, the Federal Deposit Insurance Corporation (FDIC), as an integral part of its examination process, periodically reviews the Bank's allowance for loan losses. The FDIC may require the Bank to recognize additions to the allowance based on their judgment about information available to them at the time of their examination.

      (f)  GAIN OR LOSS ON SALE OF LOANS AND SERVICING RIGHTS

       In June, 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 125 is effective for

                                                                     (Continued)
       transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. In addition, it requires that servicing assets and other retained interests in transferred assets be measured by allocating the previous carrying amount of the transferred assets between the assets sold, if any and retained interests, if any, based on their relative fair value at the date of transfer. Liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets are to be initially measured at fair value. Servicing assets and liabilities are to be subsequently amortized in proportion to and over the period of estimated net servicing income or loss and assessed for asset impairment or increased obligation based on fair value.

       The Bank recognizes a gain and a related asset for the fair value of the rights to service loans for others when loans are sold. In accordance with SFAS No. 125, the fair value of the servicing assets is estimated based upon the present value of the estimated expected future cash flows. The Bank measures the impairment of the servicing asset based on the difference between the carrying amount of the servicing asset and its current fair value. As of December 31, 1997 and 1996, there was no impairment in mortgage servicing asset.

       A gain or loss is recognized to the extent that the sales proceeds and the fair value of the servicing asset exceed or are less than the book value of the loan. Additionally, a normal cost for servicing the loan is considered in the determination of the gain or loss.

       When servicing rights are sold, a gain or loss is recognized at the closing date to the extent that the sales proceeds, less costs to complete the sale, exceed or are less than the carrying value of the servicing rights held.

       (g) BANK PREMISES AND EQUIPMENT

       Bank premises and equipment are stated at cost less accumulated depreciation. Provisions for depreciation included in operating expenses, are computed on the straight-line method over the estimated useful lives of the related assets. Expenditures for major renewals and betterments are capitalized and those for maintenance and repairs are charged to expense as incurred.


       (h) EARNINGS PER SHARE

                                                                     (Continued)

                        REDDING BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


       For the years ended December 31, 1997, the Company adopted SFAS No. 128, Earnings per Share. SFAS No. 128 replaces Accounting Principles Board
       (APB) Opinion 15, Earnings per Share, and simplifies the computation of earnings per share (EPS) by replacing the presentation of primary EPS with a presentation of basic EPS. In addition, the statement requires dual presentation of basic and diluted EPS by entities with complex capital structures. Basic EPS includes no dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted EPS. The computation of EPS will be compatible with international standards, as the International Accounting Standards Committee recently issued a comparable standard.


       (i) CASH EQUIVALENTS

       Cash equivalents include amounts due from banks and federal funds sold. Generally, federal funds sold are for a one-day period.


       (j) FAIR VALUE OF FINANCIAL INSTRUMENTS

       Market quotes for investments and borrowings were obtained from representative over-the-counter quotations based on transactions from major market publications. Fair value of loans and savings deposits was calculated by estimating the net present value of future cash flows using current market rates of interest. Prepayment assumptions were obtained from standard industry publications.

       (k) OTHER REAL ESTATE OWNED

       Real estate acquired by foreclosure, is carried at the lower of the recorded investment in the property or its fair value less estimated selling costs. Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the allowance for loan losses, if necessary. Fair value of other real estate is generally determined based on an appraisal of the property. Any subsequent write-downs are charged against operating expenses. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other expenses. A net loss of $52,991, $27,974 and $3,907 was recorded for the years ended December 31, 1997, 1996, and 1995, respectively. Loans transferred to other real estate owned were $21,000, $3,947,199, and $428,425 for the years ended December 31, 1997, 1996 and 1995, respectively.

       Revenue recognition on the disposition of real estate is dependent upon the transaction meeting certain criteria relating to the nature of the property sold and the terms of the sale. Under certain circumstances, revenue recognition may be deferred until these criteria are met.


                                                                     (Continued)

       (l) INCOME TAXES

       The Company accounts for income taxes under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


       (m) STOCK OPTION PLAN

       Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of the grant. SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide proforma net income and proforma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the proforma disclosure provisions of SFAS No. 123 for stock option grants. The Company has not made any stock option grants since 1992, therefore, a proforma disclosure is not required.


       (n) YEAR 2000

       In January 1997, the Company developed a plan to address the Year 2000 problem and began converting its computer systems to be Year 2000 compliant. The plan provides for the conversion efforts to be completed by the end of 1998. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. Most software used by the Company is vendor developed software. Therefore, the Company's total direct cost of the project is expected to be immaterial and will be funded through operating cash flows. The Company will expense all costs associated with these system changes as the costs are incurred. As of December 31, 1997, no costs had been expended.

                                                                     (Continued)

                        REDDING BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



       (o) CHANGE IN ACCOUNTING PRINCIPLES

       Effective January 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income". This Statement requires that all items recognized under accounting standards as components of comprehensive earnings be reported in an annual financial statement that is displayed with the same prominence as other annual financial statements. This Statement also requires that an entity classify items of other comprehensive earnings by their nature in an annual financial statement. The Company's only source of other comprehensive earnings is derived from unrealized gains and losses on marketable securities classified as available-for-sale. Reclassification adjustments result from gains or losses on investment securities that were realized and included in net income of the current period that also had been included in other comprehensive income as unrealized holding gains in the period in which they arose. They are excluded from comprehensive income of the current period to avoid double counting. The financial statements have been reclassified, as required.


(2)    RESTRICTIONS ON CASH AND DUE FROM BANKS

       The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of these reserve balances for the year ended December 31, 1997 was approximately $1,126,000. In addition, the Bank maintains compensating balances with the Federal Reserve Bank, which totaled $2,338,000 at December 31, 1997.

                                                                     (Continued)

                        REDDING BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(3)    INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES

       The amortized cost and estimated market value of investment securities available-for-sale are summarized as follows:

                                                          DECEMBER 31, 1997
                                                          -----------------
                                                                                                 ESTIMATED
                                     AMORTIZED          UNREALIZED         UNREALIZED              MARKET
                                       COST                GAINS              LOSSES               VALUE
                                       ----                -----              ------               -----
INVESTMENT SECURITIES
   AVAILABLE-FOR-SALE:
U.S. Treasury securities and
   obligations of U.S.
   agencies                         $36,968,171            175,976             (12,797)         37,131,350
Obligations of state and
   political subdivisions            10,525,339             92,574              (7,349)         10,610,564
Corporate bonds/CMML &
   Bankers Acceptance                 8,044,204                 71              (5,263)          8,039,012
                                    -----------        -----------         -----------         -----------
                                    $55,537,714            268,621             (25,409)         55,780,926
                                    ===========        ===========         ===========         ===========

       At December 31, 1997, the Bank has pledged $1,000,000 of investment securities for treasury, tax and loan accounts, and $3,000,000 for deposits of public funds.

                                                          DECEMBER 31, 1996
                                                          -----------------
                                                                                                ESTIMATED
                                     AMORTIZED           UNREALIZED       UNREALIZED              MARKET
                                       COST                GAINS              LOSSES               VALUE
                                       ----                -----              ------               -----
INVESTMENT SECURITIES
   AVAILABLE-FOR-SALE:
U.S. Treasury securities and
   obligations of U.S.
   agencies                         $41,432,599            265,628            (143,499)         41,554,728
Obligations of state and
   political subdivisions             6,529,536             42,594             (45,272)          6,526,858
Corporate bonds                       1,774,824             27,222                (280)          1,801,766
                                    -----------        -----------         -----------         -----------
                                    $49,736,959            335,444            (189,051)         49,883,352
                                    ===========        ===========         ===========         ===========

The amortized cost and estimated market value of investment securities available-for-sale at December 31, 1997, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.

                                                                     (Continued)

                        REDDING BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                           ESTIMATED
                                                          AMORTIZED         MARKET
                                                            COST             VALUE
                                                       ------------       ----------
         Due in one year or less                       $ 15,076,158       15,085,113
         Due after one year through five years           33,218,144       33,370,246
         Due after five years through ten years           7,243,412        7,325,567
                                                       ------------       ----------

                                                       $ 55,537,714       55,780,926
                                                       ============       ==========

       The amortized cost and estimated market value of investment securities held-to-maturity at December 31, 1997 and 1996 which have contractual maturities of one to five years consist of the following:

                                                          DECEMBER 31, 1997
                                          --------------------------------------------------
                                                                                   ESTIMATED
                                          AMORTIZED     UNREALIZED   UNREALIZED     MARKET
                                            COST           GAINS       LOSSES        VALUE
                                            ----           -----       ------        -----
        INVESTMENT SECURITIES
           HELD-TO-MATURITY:
           Mortgage backed
           securities                    $ 9,037,300      71,888       (27,706)    9,081,482
                                         ===========    ========      =========  ===========

                                                          DECEMBER 31, 1996
                                         ---------------------------------------------------
                                                                                   ESTIMATED
                                          AMORTIZED     UNREALIZED   UNREALIZED     MARKET
                                            COST           GAINS       LOSSES        VALUE
                                            ----           -----       ------        -----
        INVESTMENT SECURITIES
           HELD-TO-MATURITY:
           Mortgage backed
           securities                    $ 2,168,712          --       (57,099)    2,111,613
                                         ===========    ========      ========   ===========

       The excess of market value over cost of investment securities available-for-sale at December 31, 1997 resulted in a non-cash increase of $243,211 in their carrying value and an increase in deferred tax liabilities of $89,283.



                                                                     (Continued)

                        REDDING BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(4)    LOANS

       Outstanding loan balances consist of the following:

                                                  DECEMBER 31,
                                        --------------------------------
                                            1997                 1996
                                        ------------        ------------

Commercial and financial loans          $ 41,432,703          37,591,873
Real estate - construction loans          16,393,009          32,474,363
Real estate - commercial                  54,533,058          40,067,445
Installment loans                             71,573             240,657
Other                                      1,273,615           1,284,203
                                        ------------        ------------

                                         113,703,958         111,658,541
Less:
  Deferred loan fees and costs               293,713             305,113
  Allowance for loan losses                2,819,039           2,294,146
                                        ------------        ------------

                                        $110,591,206         109,059,282
                                        ============        ============

       Included in total loans are nonaccrual loans of approximately $499,563 and $1,733,861 at December 31, 1997 and 1996, respectively. If interest on nonaccrual loans had been accrued, such income would have approximated $31,940 and $120,399 during the years ended December 31, 1997 and 1996, respectively.

       Impaired loans are loans for which it is probable that the Bank will not be able to collect all amounts due. The Bank had outstanding balances of $2,758,325 and $2,699,532 in impaired loans which had allowances of $861,484 and $881,786 as of December 31, 1997 and 1996, respectively. The average outstanding balance of impaired loans were $2,728,928, $3,232,000, and $2,275,174 for the years ended 1997, 1996 and 1995, respectively.

       The Bank services, for others, loans and participations that are sold of approximately $2,639,841 and $3,616,055 as of December 31, 1997 and 1996,
       respectively.

       The Bank's lending activities are with customers primarily located within Shasta County, with residential real estate construction lending extending into El Dorado, Placer and Sacramento Counties and commercial lending in Butte County. Although the Bank has a diversified loan portfolio, a significant portion of its customers' ability to repay the loans is dependent upon the professional services and residential real estate development industry sectors. Generally, the loans are secured by real estate or other assets and are expected to be repaid from cash flows of the borrower or proceeds from the sale of the collateral. The Bank's exposure to credit loss, if any, is the difference


                                                                     (Continued)

                        REDDING BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       between the fair value of the collateral, if any, and the outstanding balance of the loan.

       Changes in the allowance for loan losses consist of the following:

                                                              YEARS ENDED DECEMBER 31,
                                                    -----------------------------------------
                                                          1997          1996          1995
                                                    -------------    ----------   ----------

        Balance at beginning of year                $   2,294,146     2,053,259    1,729,786
        Provision for loan losses                       1,023,500     2,160,000    1,045,000
        Loans charged off                                (604,846)   (1,990,490)    (782,723)
        Recoveries of loans previously charged off        106,239        71,377       61,196
                                                    -------------    ----------   ----------

        Balance at end of year                      $   2,819,039     2,294,146    2,053,259
                                                    =============    ==========    =========


(5)    BANK PREMISES AND EQUIPMENT

       Bank premises and equipment consist of the following:

                                                                        DECEMBER 31,
                                                     ESTIMATED   -------------------------
                                                       LIVES         1997          1996
                                                   ----------    -----------    ----------

         Land                                              --    $ 1,595,808     1,595,808
         Building and leasehold improvements       31.5 years      3,673,847     3,693,657
         Furniture, fixtures and equipment        3 - 7 years      2,316,767     2,219,735
                                                                 -----------    ----------

                                                                   7,586,422     7,509,200
         Less accumulated depreciation                            (1,904,006)   (1,703,494)
                                                                 -----------   -----------

                                                                   5,682,416     5,805,706
         Construction in progress                                    159,963        49,885
                                                                 -----------   -----------

                                                                 $ 5,842,379     5,855,591
                                                                 ===========   ===========

       Depreciation expense, included in net occupancy and equipment expense, is $405,597, $460,495 and $306,581 for the years ended December 31, 1997,
       1996 and 1995, respectively.


                                                                     (Continued)

                      REDDING BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(6)    OTHER ASSETS

       Other assets consist of the following:

                                                               DECEMBER 31,
                                                       ----------------------------
                                                          1997              1996
                                                       ----------        ----------
Cash surrender value of life insurance policies
   (note 15)                                           $1,761,490         1,677,879
Net deferred tax assets (note 9)                        1,609,502         1,194,502
Accrued interest on loans                                 619,487           712,851
Accrued interest on investment securities                 805,915           764,760
Other real estate owned                                   352,350         2,268,031
Other                                                      88,411            52,902
                                                       ----------        ----------

                                                       $5,237,155         6,670,925
                                                       ==========        ==========


(7)    DEPOSITS

       Time certificates of deposit of $100,000 or more totaled $37,009,448 and $37,823,821 at December 31, 1997 and 1996, respectively. Interest expense on such deposits was $1,981,657, $2,327,922 and $1,836,334 during 1997,
       1996 and 1995, respectively. The Bank paid $6,267,812, $6,789,002 and
       $6,315,045 in interest on deposits during 1997, 1996 and 1995, respectively.

       At December 31, 1997, the aggregate maturities for time deposits in excess of one year are as follows:

                YEAR ENDING
               DECEMBER 31,
               ------------
                   1998                                     $  69,939,138
                   1999                                        15,032,795
                   2000                                           766,519
                   2001                                         1,163,050
                                                              -----------
                      Total                                 $  86,901,502
                                                              ===========


                                                                     (Continued)

                      REDDING BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



(8)    OTHER LIABILITIES

       Other liabilities consist of the following:

                                                                      DECEMBER 31,
                                                             ----------------------------
                                                                  1997           1996
                                                             ------------    ------------
         Deferred compensation                               $  1,347,415      1,173,421
         Employee incentive payable                               287,705        129,250
         Accrued interest payable                                 251,005        270,668
         Deferred tax liability (note 9)                          421,100        334,211
         Other                                                     15,255        (66,848)
                                                               ----------    -----------

                                                             $  2,322,480      1,840,702
                                                               ==========    ===========


(9)    INCOME TAXES

       Provision for income taxes consists of the following:

                                YEARS ENDED DECEMBER 31,
                  ---------------------------------------------------
                     1997                 1996                1995
                  -----------         -----------         -----------
Current:
   Federal        $ 1,988,106           1,210,464           1,513,790
   State              504,585             359,379             403,621
                  -----------         -----------         -----------

                    2,492,691           1,569,843           1,917,411
                  -----------         -----------         -----------
Deferred:
   Federal           (290,325)            (59,748)           (136,254)
   State              (72,625)            (59,232)            (29,329)
                  -----------         -----------         -----------

                     (362,950)           (118,980)           (165,583)
                  -----------         -----------         -----------

                  $ 2,129,741           1,450,863           1,751,828
                  ===========         ===========         ===========

       Income tax expense attributable to income before income taxes differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to income before income taxes as a result of the following:

                                                             % OF PRETAX INCOME
                                                    -----------------------------------
                                                    1997            1996           1995
                                                    ----            ----           ----

          Computed "expected" tax expense           34.00%          34.00%        34.00%
          State franchise tax, net of Federal
             tax benefit                             8.09            7.08          7.84
          Tax-exempt interest                       (4.37)          (8.13)        (5.68)
          Other                                      (.92)           2.56          1.03
                                                  -------         -------        ------
                                                    36.80%          35.51%        37.19%
                                                  =======         =======        ======

                                                                     (Continued)

                      REDDING BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 consist of the following:

                                                 1997                 1996
                                              -----------         -----------
Deferred tax assets:
   State franchise taxes                      $   268,012             194,964
   Deferred compensation                          604,180             531,559
   Loan loss reserves                             996,331             712,586
   Other                                               --              14,414
                                              -----------         -----------
        Total deferred tax assets               1,868,523           1,453,523
   Less valuation allowance                      (259,021)           (259,021)
                                              -----------         -----------
        Net deferred tax assets                 1,609,502           1,194,502
                                              -----------         -----------
Deferred tax liabilities:
   Depreciation                                  (305,087)           (255,870)
   Unrealized securities gains                    (89,283)            (54,444)
   Deferred loan origination costs                (26,730)            (23,897)
                                              -----------         -----------
        Total deferred tax liabilities           (421,100)           (334,211)
                                              -----------         -----------
        Net deferred taxes                    $ 1,188,402             860,291
                                              ===========         ===========

       A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. Management believes that the valuation allowance is sufficient to cover that portion that may not be fully recognized. Income tax payments of $2,441,600, $1,573,500 and $1,913,000 were made by the Company during 1997, 1996 and 1995, respectively.


(10)   STOCK OPTION PLAN

         Under the incentive stock option plan adopted by the shareholders, a maximum of 49,500 shares of common stock are reserved for issuance. Options generally become exercisable in 20% increments during each year subsequent to the date of grant. A significant number of the options granted were exercisable at the date of grant. Stock options generally expire upon termination of employment. Options are exercisable at prices equal to the fair market value at the date of grant.

                                                                     (Continued)

                      REDDING BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                                                              NUMBER OF
                                                               OPTIONS       OPTION PRICE
                                                               -------       ------------

          December 31, 1995 outstanding                        12,000     $10.00 to $11.00

          Exercised                                            (6,000)    $10.00
                                                              -------

          December 31, 1996 and 1997 outstanding                6,000     $11.00
                                                              =======


(11)   COMMON STOCK

       On September 16, 1997, the Board of Directors authorized the purchase in the open market or in private transactions up to 63,000 shares of its outstanding common stock. 17,313 shares were purchased during the year ended December 31, 1997.


(12)   STOCK SPLIT

       On June 16, 1998, the Board of Directors declared a three-for-one stock split of the Company's Common Stock effective for shareholders of record on June 30, 1998. All share and per share data has been restated to give effect to the stock split.


(13)   EARNINGS PER SHARE (EPS)

       The following reconciles the denominator used in the calculation of both the basic and diluted earnings per share for each of the years ended December 31:

                                                    1997            1996           1995
                                                    ----            ----           ----
          BASIC EPS CALCULATION
       Numerator                                $ 3,657,695      2,615,304       2,930,751
                                                -----------    -----------     -----------
       Denominator                                2,698,530      2,701,416       2,701,416
                                                -----------    -----------     -----------
       Basic EPS                                $      1.36           0.97            1.08
                                                ===========    ============    ===========

          DILUTED EPS CALCULATION
          Numerator                             $ 3,657,695      2,615,304       2,930,751
                                                -----------    -----------     -----------
          Denominator:
             Common Stock Outstanding             2,698,530      2,701,416       2,701,416
             Options                                  3,957          3,732           2,679
                                                -----------    -----------     -----------
                                                  2,702,487      2,705,148       2,704,095
                                                -----------    -----------     -----------
          Diluted EPS                           $      1.35           0.97            1.08
                                                ===========    ============    ===========


                                                                     (Continued)

                      REDDING BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(14)   PROFIT-SHARING PLAN

       In 1985, the Bank adopted a profit-sharing 401(k) plan for eligible employees to be funded out of the Bank's earnings. The employees' contributions are limited to the maximum amount allowable under IRS
       Section 402(G). The Bank's contributions include a 50% matching contribution up to a maximum of $900 per employee, and a discretionary contribution is also permitted. The Bank made matching contributions aggregating $28,181, $25,791 and $11,267 for the years ended December 31, 1997, 1996 and 1995, respectively. The Bank made a discretionary contribution of $25,000 in 1997.


(15)   RELATED PARTY TRANSACTIONS

       Certain directors and officers of the Bank and entities with which they are associated are customers and have transactions with the Bank in the ordinary course of business. All loans and commitments included in such transactions are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable features. An analysis of the activity in related party loans consists of the following:

                                                                   YEARS ENDED
                                                                   DECEMBER 31,
                                                          ----------------------------
                                                                1997            1996
                                                          ------------     -----------
         Balance at beginning of year                     $    548,960         601,494
         New loan additions                                    401,413         338,795
         Principal repayments                                 (475,597)       (391,329)
                                                          ------------    ------------
         Balance at end of year                           $    474,776         548,960
                                                          ============    ============


(16)   COMMITMENTS AND CONTINGENCIES

       (a) DEFERRED COMPENSATION PLAN

       During 1990, the Bank established deferred compensation plans with two Bank officers providing for annual payments on retirement or death benefits over fifteen year periods. One of the officers retired during the current year. The bank intends to hold the life insurance policy on this retired officer. The remaining officer's plan is funded through salary deferrals and the cash surrender value of a life insurance policy acquired by the Bank.


                                                                     (Continued)

                      REDDING BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



       (b) OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

       In the ordinary course of business, the Bank enters into various types of transactions which involve financial instruments with off-balance sheet risk. These instruments include commitments to extend credit and stand-by letters of credit which are not reflected in the accompanying consolidated balance sheets. These transactions may involve, to varying degrees, credit and interest rate risk in excess of the amount, if any, recognized in the consolidated balance sheets. Management does not anticipate any loss to result from these commitments.

       The Bank's off-balance sheet credit risk exposure is the contractual amount of commitments to extend credit and stand-by letters of credit. The Bank applies the same credit standards to these contracts as it uses for loans recorded on the balance sheet.

                                                                 DECEMBER 31,
                                                      ------------------------------
                                                             1997           1996
                                                      -------------    -------------
         Off-balance sheet commitments:
            Commitments to extend credit              $   25,768,674     21,932,361
            Standby letters of credit                      1,573,700      2,206,770

       Commitments to extend credit are agreements to lend to customers. These commitments have specified interest rates and generally have fixed expiration dates but may be terminated by the Bank if certain conditions of the contract are violated. Although currently subject to draw down, many of the commitments do not necessarily represent future cash requirements. Collateral held relating to these commitments varies, but generally includes real estate, securities and cash.

       Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Credit risk arises in these transactions from the possibility that a customer may not be able to repay the Bank upon default of performance. Collateral held for standby letters of credit is based on an individual evaluation of each customers' creditworthiness, but may include cash and securities.

       Commitments to extend credit and standby letters of credit bear similar credit risk characteristics as outstanding loans.

       As of December 31, 1997, the Company has no off-balance sheet derivatives requiring additional disclosure.

                                                                     (Continued)

                      REDDING BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(17)   CAPITAL ADEQUACY AND RESTRICTION ON DIVIDENDS

       The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve, quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

       Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below).

       First, a bank must meet a minimum Tier I (as defined in the regulations) Capital ratio ranging from 3% to 5% based upon the bank's CAMEL (capital adequacy, asset quality, management, earnings and liquidity) rating. Second, a bank must meet minimum Total Risk-Based Capital to risk-weighted assets ratio of 8%. Risk-based capital and asset guidelines vary from Tier I capital guidelines by redefining the components of capital, categorizing assets into different risk classes, and including certain off-balance sheet items in the calculation of the capital ratio. The effect of the risk-based capital guidelines is that banks with high exposure will be required to raise additional capital while institutions with low risk exposure could, with the concurrence of regulatory authorities, be permitted to operate with lower capital ratios. In addition, a bank must meet minimum Tier I Capital to average assets ratio.

       Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject. As of December 31, 1997, the most recent notification, the Federal Deposit Insurance Corporation (FDIC) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Bank must meet the minimum ratios as set forth above. There are no conditions or events since that notification that management believes have changed the institution's category.


                                                                     (Continued)

                      REDDING BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



       The Bank's actual capital amounts and ratios as of December 31, 1997 are as follows:

                                                                                                   TO BE WELL
                                                                                               CAPITALIZED UNDER
                                                                  FOR CAPITAL                  PROMPT CORRECTIVE
                                       ACTUAL                 ADEQUACY PURPOSES:                ACTION PROVISIONS:
                            -------------------------        ----------------------        ------------------------
                            AMOUNT              RATIO        AMOUNT           RATIO         AMOUNT            RATIO
                            ------              -----        ------           -----         ------            -----
Total Risk-Based
  Capital (to Risk
  Weighted Assets)        $22,526,322           16.16%     $11,152,837          8.0%      $13,941,046          10.0%

Tier I Capital (to
  Risk Weighted
  Assets)                 $20,783,322           14.91%     $ 5,576,418          4.0%      $ 8,364,628           6.0%

Tier I Capital (to
  Average Assets)         $20,783,322           10.41%     $ 7,983,860          4.0%      $ 9,979,825           5.0%

       Dividends from the Bank to the Company are restricted under California law to the lesser of the Bank's retained earnings or the Bank's net income for the latest three fiscal years, less dividends previously declared during that period, or, with the approval of California Superintendent of Banks, to the greater of the retained earnings of the Bank, the net income of the Bank for its last fiscal year, or the net income of the Bank for its current fiscal year. As of December 31, 1997 the maximum amounts available for dividend distribution under this restriction were approximately $6,253,000.


(18)   FAIR VALUES OF FINANCIAL INSTRUMENTS

       The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

          Cash and cash equivalents

          The carrying amounts reported in the balance sheet for cash and short-term instruments are a reasonable estimate of fair value.

          Investment securities

          Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

          Loans receivable

          For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans (e.g., commercial real estate and rental property mortgage loans, commercial and

                                                                     (Continued)

                      REDDING BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



          industrial loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest receivable approximates its fair value.

          Commitments to extend credit and standby letters of credit

          The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligation with the counterparties at the reporting date.

          Deposit liabilities

          The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings, and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits. The carrying amount of accrued interest payable approximates its fair value.

          Limitations

          Fair value estimates are made at a specific point in time, based on relevant market information and other information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

          Fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or

                                                                     (Continued)

                      REDDING BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


          liabilities include the mortgage banking operation, deferred tax assets and liabilities, and property, plant and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

       The estimated fair values of the Bank's financial instruments are approximately as follows:

                                                        DECEMBER 31, 1997
                                                -----------------------------------
                                                   CARRYING               FAIR
                                                    AMOUNT                VALUE
                                                -------------         -------------
Financial assets:
   Cash and short-term investments              $  18,331,374            18,331,374
                                                =============         =============

   Investment securities                        $  64,818,226            64,862,408
                                                =============         =============
   Loans:
      Fixed rate:
        Commercial and financial loans          $   8,187,199             8,812,108
        Real estate - construction loans            7,140,442             7,838,704
        Real estate - commercial                   16,072,258            17,524,300
        Installment loans                               4,844                 5,280
        Other                                          90,674                90,674
                                                -------------         -------------

            Total fixed rate                       31,495,417            34,271,066

            Variable rate                          82,208,541            90,380,197


        Less allowance for loan losses             (2,819,039)           (2,819,039)
        Net deferred origination fees                (293,713)             (293,713)
                                                -------------         -------------

            Net loans                           $ 110,591,206           121,538,511
                                                =============         =============

Financial liabilities:
   Deposits:
      Demand                                    $  93,771,773            93,771,773
      Fixed rate certificates                      47,750,657            49,523,798
      Variable certificates                        39,150,845            39,150,845
                                                -------------         -------------

            Total deposits                      $ 180,673,275           182,446,416
                                                =============         =============

                                                                     (Continued)

                      REDDING BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                                                CONTRACT         CARRYING           FAIR
                                                 AMOUNT           AMOUNT            VALUE
                                                 ------           ------            -----
          Unrecognized financial instruments:
               Commitments to extend credit    $25,768,674            --           515,373
               Standby letters of credit         1,573,700            --            31,474


                                                          DECEMBER 31, 1996
                                                   --------------------------------------
                                                     CARRYING                      FAIR
                                                      AMOUNT                       VALUE
                                                   ------------             --------------
Financial assets:
   Cash and short-term investments                 $  18,750,652               18,750,652
                                                   =============            =============

   Investment securities                           $  52,052,064               51,994,965
                                                   =============            =============
   Loans:
      Fixed rate:
        Commercial and financial loans             $   2,300,291                2,584,621
        Real estate - construction loans              13,190,982               14,450,707
        Real estate - commercial                       6,140,978                6,720,818
        Installment loans                                224,628                  248,213
        Other                                          1,284,203                1,411,206
                                                   -------------            -------------

            Total fixed rate                          23,141,082               25,415,565

            Variable rate                             88,517,459               88,517,459
                                                   -------------            -------------

                                                     111,658,541              113,933,024
        Less allowance for loan losses                (2,294,146)              (2,294,146)
        Net deferred origination fees                   (305,113)                (305,113)
                                                   -------------            -------------

            Net loans                              $ 109,059,282              111,333,765
                                                   =============            =============

Financial liabilities:
   Deposits:
      Demand                                       $  79,991,467               79,991,467
      Fixed rate certificates                         51,312,703               53,375,131
      Variable certificates                           40,063,799               40,063,799
                                                   -------------            -------------

            Total deposits                         $ 171,367,969              173,430,397
                                                   =============            =============

                                                                     (Continued)

                      REDDING BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                                                CONTRACT         CARRYING           FAIR
                                                 AMOUNT           AMOUNT            VALUE
                                                 ------           ------            -----
          Unrecognized financial instruments:
               Commitments to extend credit    $21,932,361            --           438,647
               Standby letters of credit         2,206,770            --            44,135


(19)   REDDING BANCORP (PARENT COMPANY ONLY) FINANCIAL INFORMATION

       BALANCE SHEETS                                  DECEMBER 31,
                                             ---------------------------------
                                                1997                  1996
                                             -----------           -----------
Assets:
   Cash                                      $   532,636                 7,715
   Time deposit with subsidiary                  190,000               200,000
   Investment in subsidiaries                 21,101,949            18,972,128
                                             -----------           -----------

      Total assets                           $21,824,585            19,179,843
                                             ===========           ===========

Shareholders' Equity:
   Common stock                              $ 4,561,821             4,561,821
   Retained earnings                          17,108,836            14,526,071
   Accumulated other comprehensive
      income, net                                153,928                91,951
                                             -----------           -----------

 Total shareholders' equity                  $21,824,585            19,179,843
                                             ===========           ===========


       STATEMENTS OF INCOME                                           YEARS ENDED DECEMBER 31,
                                                   ---------------------------------------------------------
                                                      1997                   1996                   1995
                                                   -----------            -----------            -----------
Income:
   Interest on time deposit                        $     8,531                  9,592                 10,665
   Dividend from subsidiary                          1,600,000                675,354                675,354
                                                   -----------            -----------            -----------

                                                     1,608,531                684,946                686,019

Expenses                                               17,984                 16,862                 12,114
                                                   -----------            -----------            -----------

Income before income taxes and net
   equity in undistributed net income of
   subsidiaries                                      1,590,547                668,084                673,905
 Benefit (provision) for income taxes                     (800)                  (800)                   800
                                                   -----------            -----------            -----------

Income before equity in undistributed
   net income of subsidiaries                        1,589,747                667,284                674,705
 Equity in undistributed net income of
   subsidiaries                                      2,067,948              1,948,020              2,256,046
                                                   -----------            -----------            -----------

Net income                                         $ 3,657,695              2,615,304              2,930,751
                                                   ===========            ===========            ===========

                                                                     (Continued)

                      REDDING BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



       STATEMENTS OF CASH FLOWS                                     YEARS ENDED DECEMBER 31,
                                                     ---------------------------------------------------------
                                                         1997                   1996                   1995
                                                     -----------            -----------            -----------
Operating activities:
  Net income                                         $ 3,657,695              2,615,304              2,930,751
  Adjustments to reconcile net income to
     net cash provided by operating
     activities:
     Deferred taxes                                          104                   (696)                  (800)
     Equity in undistributed net income of
        subsidiaries                                  (2,067,948)            (1,948,020)            (2,256,046)
                                                     -----------            -----------            -----------

           Net cash provided by operating
              activities                               1,589,851                666,588                673,905

Financing activities:
  Redemption of common stock, net of
     issuances                                          (174,458)               (23,000)               (31,000)
  Cash dividends                                        (900,472)              (675,354)              (675,354)
                                                     -----------            -----------            -----------

           Net cash used by financing
              activities                              (1,074,930)              (698,354)              (706,354)
                                                     -----------            -----------            -----------

  Decrease in cash and cash equivalents                  514,921                (31,766)               (32,449)

Cash and cash equivalents at beginning of
  year                                                   207,715                239,481                271,930
                                                     -----------            -----------            -----------

Cash and cash equivalents at end of year             $   722,636                207,715                239,481
                                                     ===========            ===========            ===========

REDDING BANCORP AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 1998 AND DECEMBER 31, 1997 (in thousands except share data)
--------------------------------------------------------------------------------

ASSETS                                                                              SEPTEMBER 30,       DECEMBER 31,
                                                                                         1998                1997

Cash and due from banks                                                                $  9,293           $ 11,431
Federal funds sold                                                                        3,210              6,900
Investment securities available-for-sale, at market                                      30,466             55,781
Investment securities held-to-maturity, at cost (aggregate market value
of $8,310 in 1998 and $9,081 in 1997)                                                     8,119              9,037
Loans, net of allowance for loan losses of $3,019 in 1998 and $2,819 in 1997            141,417            110,591
Bank premises and equipment, net                                                          5,596              5,842
Other assets                                                                              4,713              5,237
                                                                                       --------           --------
     Total assets                                                                      $202,814           $204,820
                                                                                       ========           ========
    Liabilities and Shareholders' Equity
Deposits:
     Demand - noninterest-bearing                                                      $ 34,690           $ 40,070
     Demand - interest-bearing                                                           41,455             42,121
     Savings                                                                             13,701             11,581
     Certificates of deposits                                                            86,808             86,901
                                                                                       --------           --------
                                                                                        176,654            180,673
Other liabilities                                                                         2,483              2,322
                                                                                       --------           --------
     Total liabilities                                                                  179,137            182,995
Commitments and contingencies
Shareholders' equity:
     Common stock, no par value; 10,000,000 shares authorized;
     2,684,103 shares issued and outstanding in 1998 and 1997
                                                                                          4,562              4,562
     Retained earnings                                                                   18,926             17,109
Accumulated other comprehensive income:
     Unrealized gains on securities available-for-sale, net of tax                          189                154
                                                                                       --------           --------

Total shareholders' equity                                                               23,677             21,825
                                                                                       --------           --------

            Total liabilities and shareholders' equity                                 $202,814           $204,820
                                                                                       ========           ========

See notes to unaudited condensed consolidated financial statements.

REDDING BANCORP AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
(in thousands except per share data)
--------------------------------------------------------------------------------

                                                                1998              1997

Interest income:
     Interest and fees on loans                               $ 9,399           $ 8,664
     Interest on tax exempt securities                            366               215
     Interest on U.S. government securities                     1,912             2,009
     Interest on federal funds sold                               304               439
     Interest on other securities                                  60               276
                                                              -------           -------
     Total interest income                                     12,041            11,603
                                                              -------           -------

Interest expense:
     Interest on demand deposits                                  590               598
     Interest on savings deposits                                 259               302
     Interest on time deposits                                  3,472             3,795
                                                              -------           -------
     Total interest expense                                     4,321             4,695
                                                              -------           -------
     Net interest income                                        7,720             6,908
Provision for loan losses                                         250               827
                                                              -------           -------
Net interest income after provision for loan losses             7,470             6,081
                                                              -------           -------

Other income:
     Service charges on deposit accounts                          160               161
     Other income                                                 370               276
     Gain on sale of investment securities                         28                 5
     Credit card service income                                 1,776             1,475
                                                              -------           -------
Total other income                                              2,334             1,917
                                                              -------           -------

Other expenses:
     Salaries and related benefits                              2,512             2,262
     Net occupancy and equipment expense                          623               591
     FDIC insurance premium                                        16                23
     Data processing and professional services                    262               206
     Other expenses                                             1,403               943
                                                              -------           -------
     Total other expenses                                       4,816             4,025
                                                              -------           -------
Income before income taxes                                      4,988             3,973
Provision for income taxes                                      1,826             1,472
                                                              -------           -------

     Net income                                               $ 3,162           $ 2,501
                                                              =======           =======

Basic earnings per share                                      $  1.18           $   .93

Diluted earnings per share                                    $  1.15           $   .93

See notes to unaudited condensed consolidated financial statements

REDDING BANCORP AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
NINE MONTHS ENDED SEPTEMBER 30, 1998 (in thousands except shares)
--------------------------------------------------------------------------------

                                                                                     Accumulated
                                                                                         Other
                                                                                    Comprehensive
                                                                                        Income:
                                                                                      Unrealized
                                                                                       Gains On
                                                                                       Securities
                                                                                    Available-For-
                                           Common Stock            Retained              Sale,
                                     Shares         Amount         Earnings            Net of Tax                  Total
                                     ------         ------         --------            ----------                  -----
Balance at December 31, 1997      2,684,103          $4,562        $17,109            $        154             $   21,825
Net income                                                           3,162                                          3,162
Cash dividend ($.50 per share)                                      (1,345)                                        (1,345)
Change in unrealized gain on
available-for-sale securities, net
of tax                                                                                         35                     35
                                  ---------      ----------        -------            -----------              ---------
Balance, September 30, 1998       2,684,103          $4,562        $18,926            $       189              $  23,677
                                  =========      ==========        =======            ===========              =========

See notes to unaudited condensed consolidated financial statements.

REDDING BANCORP AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997 (amounts in thousands)
--------------------------------------------------------------------------------

                                                                                 1998                 1997

Cash flows from operating activities:
     Net income                                                                $  3,162            $  2,501
     Adjustments to reconcile net income to net cash provided by operating activities:
     Provision for loan losses                                                      250                 827
     Provision for depreciation                                                     325                 350
     Amortization of investment premiums and accretion of discounts,                (43)               (151)
     net
     Gain on sale of loans                                                          (23)                (26)
     Loss on sale of equipment                                                       --                  14
     Proceeds from sale of loans                                                  2,007               3,439
     Loans originated for sale                                                   (2,030)             (3,465)
     Decrease in other assets                                                       525               1,711
     Increase (decrease) in deferred loan fees                                      168                 (43)
     Increase in other liabilities                                                  161               1,644
                                                                               --------            --------
Net cash provided by operating activities                                         1,340               4,300
                                                                               --------            --------

Cash flows from investing activities:
     Proceeds from maturities of available-for-sale securities                   24,024              29,834
     Proceeds from sale of available-for-sale securities                          8,029               2,275
     Purchases of available-for-sale securities                                  (5,741)            (48,105)
     Loan originations, net of principal repayments                             (31,198)              1,061
     Purchase of premises and equipment                                             (79)               (193)
                                                                               --------            --------
     Net cash used by investing activities                                       (4,965)            (15,128)
                                                                               --------            --------

Cash flows from financing activities:
     Net (decrease) increase in demand deposits and savings accounts
                                                                                 (3,926)             14,340
     Net decrease in certificates of deposit                                        (94)             (1,425)
     Cash dividends                                                              (1,345)             (1,600)
                                                                               --------            --------
Net cash (used) provided by financing activities                                 (5,365)             11,355
                                                                               --------            --------

Net (decrease) increase in cash and cash equivalents                             (5,828)              2,983

Cash and cash equivalents at beginning of period                                 18,331              18,751
                                                                               --------            --------

Cash and cash equivalents at end of period                                     $ 12,503            $ 21,734
                                                                               ========            ========

Supplemental cash flow information:
     Income taxes paid                                                         $  1,798            $  1,796
     Interest paid                                                             $  4,328            $  4,710

See notes to unaudited condensed consolidated financial statements.

REDDING BANCORP AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
--------------------------------------------------------------------------------

1.  BASIS OF PRESENTATION

    The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes of Redding Bancorp and subsidiaries as of December 31, 1997. The statements include the accounts of Redding Bancorp ("Redding"), and its wholly owned subsidiaries, Redding Bank of Commerce ("RBC") and Redding Service Corporation. All significant inter-company balances and transactions have been eliminated. The financial information contained in this report reflects all adjustments which, in the opinion of management, are necessary for a fair presentation of the results of the interim periods. All such adjustments are of a normal recurring nature. The results of operations and cash flows for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

    For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold and repurchase agreements. Federal funds sold and repurchase agreements are generally for one day periods.

2.  EARNINGS PER SHARE

    Basic earnings per share excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The following table displays the computation of earnings per share for the nine months ended September 30, 1998 and 1997.

                                                   NINE MONTHS ENDED SEPTEMBER 30
                                                     1998              1997
                                                        (IN THOUSANDS, EXCEPT
                                                            PER SHARE DATA)

Basic earnings per share:
    Net income                                       $3,162           $2,501
                                                     ======           ======

Weighted average common shares outstanding            2,684            2,697
                                                     ======           ======

Basic earnings per share                             $ 1.18           $  .93
                                                     ======           ======

Diluted earnings per share:
    Net income                                       $3,162           $2,501
                                                     ======           ======

Weighted average common shares outstanding            2,684            2,697
Effect of outstanding stock options                      57                6
                                                     ------           ------
Weighted average common shares outstanding            2,741            2,703
                                                     ------           ------

Diluted earnings per share                           $ 1.15           $  .93
                                                     ======           ======

3.  CHANGE IN ACCOUNTING PRINCIPLES

    Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income". This Statement requires that all items recognized under accounting standards as components of comprehensive earnings be reported in an annual financial statement that is displayed with the same prominence as other annual financial statements. This Statement also requires that an entity classify items of other comprehensive earnings by their nature in an annual financial statement. The Company's only source of other comprehensive earnings is derived from unrealized gains and losses on marketable securities classified as available-for-sale. Reclassification adjustments result from gains or losses on investment securities that were realized and included in net income of the current period that also had been included in other comprehensive income as unrealized holding gains in the period in which they arose. They are excluded from comprehensive income of the current period to avoid double counting. Annual financial statements for prior periods will be reclassified, as required.

    The Company's total comprehensive earnings were as follows:


                                                               NINE MONTHS ENDED SEPTEMBER 30,
                                                                    1998              1997

    Net income as reported                                        $ 3,162            $ 2,501
    Other comprehensive income (net of tax):
          Change in unrealized holding gain (losses) on
          available-for-sale securities                                53                 27
    Reclassification adjustment                                       (18)                (4)
                                                                  -------            -------
    Total comprehensive income                                    $ 3,197            $ 2,524
                                                                  =======            =======

4.  COMMON STOCK

    On June 16, 1998 the Board of Directors declared a three for one stock split for shareholders of record as of June 30, 1998 and distributed on July 10, 1998. All per share data has been restated to give effect to the stock split. On September 15, 1998, the Board of Directors declared an annual cash dividend of 50 cents per share on the Company's Common Stock. The dividend is payable to shareholders of record as of October 1, 1998 and was paid on October 22, 1998.

5.  STOCK BASED COMPENSATION

    On February 17, 1998, the Board of Directors adopted the 1998 Stock Option Plan (the "Plan") which was approved by the Company's shareholders on April 21, 1998. The Plan provides for awards in the form of options (which may constitute incentive stock options ("Incentive Options") under Section 422(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options ("NSOs") to key personnel of the Company, including directors. The Plan provides that Incentive Options under the Plan may not be granted at less than 100% of fair market value of the Company's common stock on the date of the grant and that NSOs may not be granted at less than 85% of the fair market value of the common stock on the date of the grant. The purpose of the plan is to promote the long-term success of the Company and the creation of shareholder value by (a) encouraging key personnel to focus on critical long range objectives, (b) increasing the ability of the Company to attract and retain key personnel and (c) linking key personnel directly to shareholder interests through increased stock ownership. A total of 540,000 shares of the Company's common stock are reserved for grant under the Plan.

    The Plan provides that all options under the Plan shall vest at a rate of at least 20% per year from the date of the grant. Vesting may be accelerated in the event of an optionee's death, disability, retirement or in the event of a change of control.

    During the nine months ended September 30, 1998, stock options were granted for 411,000 shares of common stock with a weighted average exercise price of $9.62 per share, none of which were exercisable at September 30, 1998.

    The Company uses the intrinsic value based method for measuring compensation cost related to the Plan. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date over the amount an employee must pay to acquire the stock. This cost is amortized on a straight-line basis over the vesting period of the options granted.

    The Company uses an option-pricing model to compute grant-date fair value of options granted for purposes of disclosing pro forma net income and net income per share. In computing the grant-date fair value of options granted during the period for disclosure purposes, the Company used an option-pricing model that takes into account the stock price at the grant date ($10.67), the exercise price (ranging from $9.07 to $10.67), the expected life of the option (seven years), the expected dividends on the Company's common stock (increasing $.08 per share per year) and the risk-free interest rate over the expected life of the option (5.625%). Had the Company recognized compensation expense according to the provisions of FAS 123, earnings per share as reported would not have changed.


6.  NEW ACCOUNTING PRONOUNCEMENTS

    On January 1, 1998, the Company adopted SFAS No. 131, Disclosures About Segments Of An Enterprise And Related Information, which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas, and major customers. This statement will not impact the Company's consolidated financial position, results of operations or cash flows. Interim reporting standards of the statement are not applicable to interim reports in the year of adoption. Management is currently evaluating the effect this standard will have on disclosures of financial performance.

    In June, 1998 the Financial Accounting Standards Board issued SFAS No. 133 Accounting For Derivative Instruments And Hedging Activities. The statement establishes accounting and reporting standards for derivative instruments and hedging activities. The statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company is in the process of determining the impact of SFAS No. 133 on the Company's financial statements, which is not expected to be material.

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
          ACCOUNTING AND FINANCIAL DISCLOSURE

    Effective April 1, 1998, Deloitte & Touche LLP was engaged as the Company's principal independent auditors to audit the Company's consolidated financial statements for the year ended December 31, 1998, and KPMG LLP was dismissed. The decision to change independent auditors was approved by the Audit Committee of the Company's Board of Directors. In the period from December 31, 1992, through December 31, 1997, KPMG LLP issued no audit report which was qualified or modified as to uncertainty, audit scope or accounting principles, or which contained adverse opinions or disclaimers of opinion on any of the Company's financial statements and, during the period from December 31, 1992, through March 31, 1998, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS.


   Exhibit
   Number                             Description of Document
   ------                             -----------------------

     3.1        Articles of Incorporation, as amended.*

     3.2        Bylaws of the Registrant, as amended.*

     4.1        Specimen Common Stock Certificate.*

    10.1        Office Building Lease by and between David and Maria Wong and
                Redding Bank of Commerce dated June 10, 1998.*

    10.2        Office Building Lease between Garian Partnership/First Avenue Square and
                Redding Bank of Commerce dated July 16, 1998.*

    10.3        1998 Stock Option Plan.*

    10.4        Form of Incentive Stock Option Agreement used in connection with 1998 Stock
                Option Plan.*

    10.5        Form of Nonstatutory Stock Option Agreement used in connection with 1998
                Stock Option Plan.*

    10.6        Employment Agreement between the Registrant and Russell L. Duclos dated
                June 17, 1997.*

    10.7        Directors Deferred Compensation Plan.*

    10.8        Form of Deferred Compensation Agreement Used In Connection With
                Directors Deferred Compensation Plan.*

    10.9        Merchant Services Agreement dated as of April 1, 1993, between Cardservice
                International, Inc. and Redding Bank of Commerce, as amended.*

    11.1        Statement re: Computation of Earnings Per Share (see Pages 73 and 87).

    16.1        Letter on Change in Certifying Accountants.*

    21.1        Subsidiaries of the Registrant.*

    27.1        Financial Data Schedule.*

----------

*   previously filed.

                                   SIGNATURES

    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                          REDDING BANCORP




DATE:  January 29, 1999                   By  /s/ Russell L. Duclos
                                              ----------------------------------
                                              Russell L. Duclos
                                              President, Chief Executive
                                              Officer and Director




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